Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 18, 2009

among

BRONCO DRILLING COMPANY, INC.

as Borrower,

CERTAIN SUBSIDIARIES THEREOF,

as Guarantors,

and

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

as Lender and Issuing Bank

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TABLE OF CONTENTS

(continued)

EXHIBITS:

Exhibit A - Form of Compliance Certificate
Exhibit B - Form of Note
Exhibit C - Form of Notice of Advance
Exhibit D - Form of Pledge Agreement
Exhibit E - Form of Security Agreement
Exhibit F - Form of Notice of Continuation
Exhibit G - Form of Letter of Credit Application
Exhibit H - Form of Borrowing Base Report

SCHEDULES:

Schedule 1.01(a) - Guarantors
Schedule 1.01(b) - Initial Pledged Rigs
Schedule 3.01(a) - Actions re Pledge of Interests in Bronco Mexico
Schedule 3.01(j) - Changes
Schedule 4.10 - Subsidiaries
Schedule 4.13 - Insurance
Schedule 4.17 - Bank Accounts
Schedule 4.24 - Locations
Schedule 6.01 - Existing Liens
Schedule 6.02 - Existing Debt
Schedule 6.05 - Investments
Schedule 6.08 - Affiliate Transactions
Schedule 9.02 - Addresses for Notice

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CREDIT AGREEMENT

This Credit Agreement dated as of September 18, 2009 is among BRONCO DRILLING COMPANY, INC., a Delaware corporation (the “Borrower”), the Guarantors, BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and as Issuing Bank (the “Issuing Bank”)

RECITALS

A.           The Borrower, the Guarantors, the lenders party thereto and Fortis Bank SA/NV, New York Branch, as Administrative Agent, are parties to the Amended and Restated Credit Agreement dated as of September 29, 2008, as amended (the “Existing Credit Agreement”).

B.           The Borrower has requested the Lender to provide a $75,000,000 senior secured revolving credit facility in order to provide funds to retire the obligations under the Existing Credit Agreement and certain other Indebtedness and to provide funds for working capital and general corporate purposes, subject to the limitations contained in this Agreement.

The Borrower, the Guarantors, the Lender and the Issuing Bank agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms.  Any terms used in this Agreement that are defined in Article 9 of the UCC shall have the meanings assigned to those terms by the UCC as of the date of this Agreement.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Lender for the benefit of the Secured Parties; (b) is superior to all other Liens except Excepted Liens; (c) secures the Obligations; and (d) is perfected and enforceable against the Loan Party that created such security interest in preference to any rights of any Person therein, other than Excepted Liens.

“Account Control Agreement” shall mean, if any deposit account of the Borrower or any Loan Party is held with a financial institution that is not the Lender, an agreement or agreements in form and substance reasonably acceptable to the Lender between the Lender and such other financial institution governing any such deposit accounts of the Borrower or such Loan Party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries acquires assets (including Rigs and related assets) useful to the business of the Borrower or any of its Subsidiaries (as such business is conducted and operated as of the Closing Date) from another Person (other than a Loan Party), it being specified for the avoidance of doubt that “assets” shall not include Equity Interests.

“Active Rig” means any Rig that is currently operating or earning revenues under a contract.

“Advance” means an advance by the Lender to the Borrower pursuant to the terms of this Agreement.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote or direct the voting of 10% or more of the outstanding shares of Voting Stock of such Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Credit Agreement dated as of September 18, 2009 among the Borrower, the Guarantors, the Lender, and the Issuing Bank, as it may be amended or modified and in effect from time to time.

“Applicable Lending Office” means the address specified for the Lender and the Issuing Bank, as applicable, on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means 5.80%.

“Appraisal Report” means a report of the Complete Rigs from a recognized appraiser of oilfield equipment in form and substance acceptable to the Lender that states the make, model, condition, horsepower or depth rating, Orderly Liquidation Value.  The appraisal required by Section 5.14(a)(i) shall require a physical, on-site inspection by the appraiser.  Each other appraisal shall require a physical, on-site inspection by the appraiser to the extent that the Orderly Liquidation Value of Complete Rigs appraised therein is equal to or less than $150,000,000 and may be performed as a desktop appraiser with respect to other Complete Rigs appraised therein.

“Asset Disposition” or “Dispose” means the disposition, whether by sale, lease, license, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the Property of the Borrower or any of its Subsidiaries other than (a) any sale or issuance of Equity Interests of any of the Borrower’s Subsidiaries to any Loan Party, (b) sales of inventory in the ordinary course of business, and (c) dispositions of assets other than Rigs which have become obsolete or no longer useful in the business of any Loan Party.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, together with the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bank” means Banco Inbursa S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Blocked Accounts” has the meaning set forth in Section 5.13(b).

“Borrowing Base” means, as of any date of determination, an amount equal to 50% of the aggregate Orderly Liquidation Value of all Pledged Rigs that are valued as Complete Rigs as set forth in the most recently delivered Appraisal Reports.

“Borrowing Base Availability” means the excess, if any, of the Borrowing Base over the sum of the Advances and the Letter of Credit Exposure.

“Borrowing Base Report” means a borrowing base report in the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.

“Borrowing Date” means the date on which any Advance is made hereunder.

“Bronco Mexico” means Bronco Drilling MX, S. de R.L. de C.V.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Mexico City, Mexico or New York and, if such day relates to any Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures of any Person in respect of the purchase or other acquisition, construction or improvement of any fixed or capital assets that are required to be capitalized under GAAP on a balance sheet as property, plant, equipment or other fixed assets or intangibles; provided, however that Capital Expenditures shall in any event exclude (a) normal replacements and maintenance which are properly charged to current operations, (b) amounts expended with the proceeds of insurance to repair or replace fixed or capital assets and (c) leasehold improvement expenditures for which such Person is reimbursed by the lessor, sublessor or sublessee.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c) investments in deposit accounts, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) demand deposit accounts maintained in the ordinary course of business.

“Challenger” means Challenger Limited, a company organized under the laws of the Isle of Man.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Borrower or any of its Subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) the Lender and any of its Affiliates other than the Borrower and its Subsidiaries);

(b) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, but excluding the Lender and any of its Affiliates other than the Borrower and its Subsidiaries;

(c) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(d) the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Date” means September 18, 2009.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document.

“Commitment” means, as to the Lender, its obligation to (a) make Advances to the Borrower pursuant to Section 2.01, and (b) purchase participation in Letter of Credit Obligations pursuant to Section 2.14(b), in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.00, as such amount may be adjusted from time to time in accordance with this Agreement, it being specified that any accrued interest, cost or fee payable under this Agreement shall not be computed towards such amount.

“Commitment Fee” has the meaning set forth in Section 2.03(a).

“Complete Rig” means any Rig that has been designated as such in the most recently delivered Appraisal Report (for the avoidance of doubt, a Rig undergoing refurbishment will be deemed a Complete Rig for purposes of the Borrowing Base to the extent it is listed as a Complete Rig in the Appraisal Report, valued based on comparable sales versus components in the Appraisal Report and for which the Borrower could certify, if requested, that less than $300,000.00 of expenditures are remaining for the Rig to be able to begin work under a drilling contract) or, only in case of calculating Rig Utilization, which was designated as such in any previous Appraisal Report.

“Compliance Certificate” means a Compliance Certificate signed by a Financial Officer of the Borrower in substantially the form of the attached Exhibit A.

“Confirming Bank” has the meaning set forth in Section 2.14(a).

“Consolidated Debt” means, for any period, the Debt of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, without duplication, the sum of the following for the Borrower and its Subsidiaries on a consolidated basis, each calculated for such period:

(a) Consolidated Net Income for such period of determination plus to the extent deducted in determining Consolidated Net Income,

(i) charges against income for foreign, federal, state, and local taxes plus

(ii) charges against income for depreciation and amortization expense plus

(iii) charges against income for other non-cash charges, extraordinary, unusual or non-recurring expenses or losses plus

(iv) any losses on sales of assets outside the ordinary course of business plus

(v) Consolidated Interest Expense, including amortization of deferred financing costs and other fees, commissions, charges, expenses, discounts and up-front costs incurred in respect of letters of credit or Debt permitted hereunder and non-cash adjustments to any obligations under Swap Contracts required by GAAP plus

(vi) all non-cash charges or losses, including (x) non-cash compensation costs in connection with the issuance of Equity Interests of the Borrower to officers and employees of the Borrower and its Subsidiaries and (y) non-cash expenses with respect to the right to repurchase the Equity Interests of the Borrower issued to officers and employees of the Borrower and its Subsidiaries plus

(vii) transaction costs and other cash expenses incurred in connection with any Investment permitted under Section 6.05, or the issuance or registration of Equity Interests (in each case, whether or not consummated) plus

(viii) expenses incurred in connection with any investment permitted under Section 6.05 to the extent actually reimbursed by the obligor under the indemnification provisions of the agreement pursuant to which such Investment was consummated plus

(ix) to the extent reimbursed by insurance, expenses with respect to liability or casualty events or business interruption,

(b) minus, to the extent included in calculating such Consolidated Net Income,

(i) extraordinary or non-recurring gains for such period minus

(ii) any gain realized upon the sale or other disposition of any assets of the Borrower or any of its Subsidiaries for such period (other than in the ordinary course of business) minus

(iii) the income of any Person (other than Wholly-Owned Subsidiaries of the Borrower) in which the Borrower or a Wholly-Owned Subsidiary of the Borrower has an ownership interest except to the extent such income is received by the Borrower or such Wholly-Owned Subsidiary in a cash distribution during such period, all as determined on a consolidated basis in accordance with GAAP, plus the loss or minus the income

(iv) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, minus

(v) non-cash gains, losses or adjustments under FASB Statement 133 as a result of changes in the fair market value of derivatives.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries, but excluding (a) deferred finance charges, (b) any fees, expenses and costs associated with the renegotiation of Debt in existence on the Closing Date, and (c) costs associated with obtaining any Swap Contracts, calculated on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP, provided that there shall be (a) included, without duplication, the income (or loss) of any Person (other than an Subsidiary of the Borrower whose net income is consolidated into the net income of the Borrower in accordance with GAAP) in which the Borrower has an ownership interest, whether or not any such net income is actually received by the Borrower or such Subsidiary in the form of dividends to the extent that the indebtedness of such Person is included in the Debt of the Borrower or any of its Subsidiaries for the purpose of this Agreement and (b) provided further that there shall be excluded (x) any one-time increase or decrease to net income which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP, and (y) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Closing Date resulting from the application of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 142 (or similar pronouncements).

“Consolidated Total Net Cash” means the sum of (i) accounts in accordance with GAAP classified as unrestricted (A) cash or cash equivalents, (B) marketable securities, or (C) other Cash Equivalents less (ii) the Borrowing Base Availability.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (a) was a member of such Board of Directors on the Closing Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Debt,” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) Capital Leases;

(d) all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e) net obligations of such Person under any Swap Contract;

(f) Off-Balance Sheet Liabilities;

(g) indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided, that if such Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in a principal amount equal to the lesser of the principal amount of such Debt and the fair market value of the Property encumbered by such Lien); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Notwithstanding the foregoing, it is understood and agreed that Debt shall not include (x) obligations under agreements providing for the adjustment of the purchase price, working capital or similar adjustments in connection with any Investment or Asset Disposition permitted under this Agreement or (y) obligations which are classified as liabilities on a Person’s balance sheet in accordance with GAAP in connection with a non-compete, consulting or other similar agreement entered into after the Closing Date.

“Debt Incurrence” means any issuance for cash by any Loan Party or any of its Subsidiaries of any Debt after the Closing Date.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disbursement Maturity Date” has the meaning set forth in Section 2.02(a).

“Dollars” and “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is organized or incorporated under the laws of the United States or a State thereof.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date shall not be later than September 30, 2009.

“Eligible Assignee” means (a) the Lender or the Issuing Bank, (b) an Affiliate of the Lender or of the Issuing Bank and (c) any other Person (other than a natural person) approved by the Lender in its sole discretion, and, so long as no Event of Default exists, the Borrower, in either case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates (other than the Lender, the Issuing Bank or their Affiliates) or Subsidiaries.

“Environmental Claim” means any notice of violation, action, lawsuit, claim, demand or judgment by any Governmental Authority or any Person for liability or damage, including, without limitation, personal injury, property damage, contribution, indemnity, direct or consequential damages, damage to the environment, nuisance, pollution, or contamination, or for fines, penalties, fees, costs, expenses or restrictions arising under or otherwise related to an obligation under Environmental Law.

“Environmental Law” means all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives orders and (including consent orders), relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling, or the arrangement for disposal of Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval or other authorization required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Rate” means, with respect to an Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Reuters Reference LIBOR01 as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if Reuters Reference LIBOR01 is not available to the Lender for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate reasonably determined by the Lender to be the rate at which the Lender or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender’s relevant Advance and having a maturity equal to such Interest Period.

“Eurodollar Rate Reserve Percentage” of the Lender for the Interest Period for any Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by any Governmental Authority of Mexico for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property, in each case of assets having a book value of $1,000,000.00 or more, either individually or in the aggregate.

“Events of Default” has the meaning set forth in Section 7.01.

“Excepted Liens” means the following Liens (provided that none of the following Liens may secure Debt):

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with and to the extent required by GAAP shall have been set aside on its books;

(b) Liens imposed by law, or arising by contract or operation of law, including, without limitation, carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on the books of the applicable Person;

(c) Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids and leases (other than Debt), statutory obligations, surety or appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) survey exceptions, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(g) Liens arising from filed UCC financing statements relating solely to leases not prohibited by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens consisting of an agreement to Dispose of any property in a Asset Disposition permitted under Section 6.04;

(k) Liens arising out of conditional sale or title retention, consignment or similar arrangements for the sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(l) Liens that are contractual rights of set-off (i) of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Subsidiaries on deposit with or in possession of such bank, (ii) relating to pooled deposit or sweep accounts of Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(o) Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens that secure a judgment or other court-ordered award or settlement as to which the Borrower or the applicable Subsidiary has not exhausted its appellate rights and that would not otherwise constitute an Event of Default.

“Excluded Taxes” means, with respect to the Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender or the Issuing Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and  (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent (x) such withholding is imposed at a rate that does not exceed 4.9% or (y)  such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e).

“Existing Credit Agreement” has the meaning given to it in the recitals.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Officer” for any Person means the chief financial officer, treasurer or senior financial officer of such Person, as applicable.

“Foreign Lender” means any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each of the Borrower’s Domestic Subsidiaries listed on Schedule 1.01(a) and (b) any other Person that becomes a guarantor of all or a portion of the Obligations.

“Hazardous Material” means (a) any petroleum products or byproducts and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Initial Holder” means the Bank.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Initial Pledged Rigs” means each of the Rigs listed on the attached Schedule 1.01(b) and identified as being pledged to the Lender for the benefit of the Secured Parties.

“Interest Period” means, for each Advance comprising part of an Advance, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02.  The duration of each such Interest Period shall be one, three, or six months, in each case as the Borrower may select; provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) no Borrower may select any Interest Period for any Advance which ends after the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2009, together with the related consolidated statements of income or operations and cash flows for such fiscal quarter of the Borrower and its Subsidiaries.

“Investment” of any Person means any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance (other than prepayments or deposits made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person (but excluding Capital Expenditures).  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means the Lender or any other lending institution that has issued, or has a commitment to issue, Letters of Credit under this Agreement.

“LC Cash Collateral Account” means special interest bearing cash collateral accounts pledged by the Borrower to the Lender for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 2.14(e), 7.02 or 7.03 to be maintained at the Lender’s office in accordance with Section 2.14(g) and bear interest or be invested in the Lender’s reasonable discretion.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lender” means the lender listed on the signature pages of this Agreement and any other person that has become a party hereto pursuant to an assignment pursuant to Section 9.06.

“Lender’s Account” means the account established and maintained at the Bank pursuant to Section 7.07, in the name of the Borrower but under the sole dominion and control of, and exclusive right of withdrawal at the direction of, the Lender and subject to the terms of this Agreement.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means (a) a request for issuance of a Letter of Credit in substantially the form of the attached Exhibit G and (b) an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidity” means the sum of (a) Consolidated Total Net Cash and (b) Borrowing Base Availability.

“Loan Documents” means this Agreement, any Note issued pursuant to Section 2.02(e), the Letter of Credit Documents, the Security Documents and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means the Borrower and any Guarantor.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, results of operations, Properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the validity or enforceability against any Loan Party of any of the Loan Documents or the rights or remedies of the Lender or the Issuing Bank thereunder.

“Maturity Date” means September 18, 2014.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Debt Incurrence Proceeds” means, with respect to any Debt Incurrence, all cash proceeds received by the Borrower or any of its Subsidiaries from such Debt Incurrence after payment of, or provision for, all brokerage commissions and other reasonable out-of-pocket fees and expenses actually incurred in connection therewith in favor of any Person not an Affiliate of the Borrower or any other Loan Party.

“Net Equity Issuance Proceeds” means, in respect of any issuance of Equity Interests of the Borrower or any of its Subsidiaries, cash proceeds received in connection therewith, net of underwriting discounts and commissions and out-of-pocket costs and expenses and disbursements paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower or any other Loan Party.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making an Asset Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of an Asset Disposition (i) the direct costs relating to such Asset Disposition excluding amounts payable to any Loan Party or any Affiliate of a Loan Party, (ii) sale, use or other transaction taxes incurred as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Lien on the Property which is the subject of such Asset Disposition, (iv) any amounts required to be deposited into escrow in connection with the closing of such Asset Disposition (until any such amounts are released therefrom to Borrower or any of its Subsidiaries), (v) the amount of any reserve for adjustment in respect of the sale price of such asset or assets as determined in accordance with GAAP, (vi) appropriate amounts to be provided by Borrower or any of its Subsidiaries as a reserve against any liabilities associated with such Asset Disposition, as determined in accordance with GAAP, and (vii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (b) in the event of an Event of Loss, (i) all money actually applied or to be applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

 “Note” means a promissory note made by the Borrower in favor of the Lender evidencing Advances made by the Lender substantially in the form of Exhibit B.

“Notice of Advance” means a notice of Advance in the form of the attached Exhibit C signed by a Responsible Officer of the Borrower.

“Notice of Continuation” means a notice of continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Advance, Letter of Credit or any Swap Contract to which the Lender, the Issuing Bank or any of their Affiliates is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liability” of a Person means (a) any asset or receivable securitization transaction of such Person, or (b) Synthetic Lease Obligations, other than any lease that constitutes an Operating Lease.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Orderly Liquidation Value” means with respect to any Complete Rig, the orderly liquidation value thereof as established by the most recent Appraisal Report delivered to the Lender in accordance with Section 5.14(a) hereof, taking into account any Event of Loss or Asset Disposition that has occurred since the most recent Appraisal Report was delivered with respect to such Rig.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, value added (VAT) or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning set forth in Section 6.01.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any Pension Plan or any Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit D among one or more of the Loan Parties and the Lender for the benefit of the Secured Parties.

“Pledged Rigs” means the Initial Pledged Rigs and Rigs becoming subject to an Acceptable Security Interest pursuant to Section 5.09.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Qualified Investment” means expenditures incurred to acquire or repair assets owned (or to be owned) by a Loan Party of the same type as those subject to such Reinvestment Event or equipment or real property owned (or to be owned) by and useful in the business of a Loan Party.

“Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Bank for amounts paid by the Issuing Bank under Letters of Credit as established by the Letter of Credit Applications and Section 2.14(c).

“Reinvestment Deferred Amount” means the aggregate Net Proceeds received by any Loan Party in connection with an Asset Disposition or an Event of Loss that are duly specified in a Reinvestment Notice as not being required to be initially applied to prepay the Advances pursuant to Section 2.07(c)(iii) as a result of the delivery of such Reinvestment Notice.

“Reinvestment Event” means any Asset Disposition or Event of Loss in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by the Borrower stating that no Default or Event of Default has occurred and is continuing and stating that the Borrower intends and expects to use all or a specified portion of the Net Proceeds of a Reinvestment Event specified in such notice to make a Qualified Investment.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less the portion, if any, thereof expended prior to the relevant Reinvestment Prepayment Date to make a Qualified Investment.

“Reinvestment Prepayment Date” means the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, make a Qualified Investment with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA for which notice to the PBGC has not been waived.

“Responsible Officer” for any Person means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Vice President, Treasurer or any other member of senior management of such Person.

“Restricted Payment” means: (a) the declaration or making by the Borrower or any Subsidiary of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any Subordinated Debt, or the issuance of a notice of an intention to do any of the foregoing of the Borrower or any Subsidiary; and (d) any management fee, consulting fee, advisory fee, investment banking or transaction fee or commission, bonus, salary, or similar remuneration paid or payable, or any loans, advances or similar investments made, to any Affiliate of the Borrower or any payment to any such Affiliate with respect to any allocation of overhead costs and expenses, excluding salaries, bonuses and commissions payable to officers, directors and employees and directors’ fees and executive compensation and benefits, in each case, payable in the ordinary course of business consistent with past practice.

“Rig” means a drilling rig and its substructure, engine, braking system, drill pipe, drill collar and related equipment and parts (including spare parts related to such drilling rig).

“Rig Utilization” means, at any time of its determination, the percentage obtained by dividing (a) the number of Active Rigs of the Loan Parties by (b) the aggregate number of Complete Rigs of the Loan Parties at such time.

“Sale and Leaseback Transaction” means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or such Subsidiary shall rent or lease as lessee (other than pursuant to a capital lease), or similarly acquire the right to possession or use of, such Property.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Secured Parties” means the Lender, the Issuing Bank, the Swap Counterparties and the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit E among one or more of the Loan Parties and the Lender for the benefit of the Secured Parties.

“Security Documents” means the Security Agreement, the Pledge Agreement and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Subordinated Debt” means any Debt of the Borrower or any of its Subsidiaries which is subordinated to their respective obligations under the Loan Documents in a manner satisfactory to the Lender and which is otherwise on terms and conditions satisfactory to the Lender.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means the Lender, the Issuing Bank or any of their respective Affiliates that is party to a Swap Contract with the Borrower or one of its Subsidiaries.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender, the Issuing Bank or any of their respective Affiliates).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated Debt (other than all obligations in respect of letters of credit) to (b) Consolidated EBITDA for the four fiscal quarters then ended (or such other period as provided for in the definition thereof).

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Upfront Fee” has the meaning set forth in Section 2.03(b).

“Voting Stock” means, with respect to any Person, Equity Interests of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Board of Directors (or Persons performing similar functions) of such Person.

“Warrant” means the Warrant dated as of the date hereof to purchase shares of common stock, par value $.01 per share, of the Borrower, which Warrant was initially issued to the Initial Holder.

“Warrant Agreement” means the Warrant Agreement dated as of the date hereof between the Borrower and the Initial Holder.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Equity Interests representing 100% of the Equity Interests (other than directors’ qualifying shares, if any) are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03 Accounting Terms.

(a) For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Annual Financial Statements.

(b) If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Borrower; (B) changes in accounting principles recommended by the Borrower’s accountants; and (C) changes in carrying value of the Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from any adjustments that, in each case, were applicable to, but not included in, the Audited Financial Statements.

(c) In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04 Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

THE ADVANCES

Section 2.01 The Advances.  The Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day before the Maturity Date in an aggregate amount up to but not to exceed at any time outstanding (i) the lesser of (A) its Commitment and (B) the Borrowing Base, minus (ii) the Letter of Credit Exposure.  Each Advance shall be in an aggregate amount not less than $1,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof.  Within the limits of the Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.07(b) and reborrow under this Section 2.01.

Section 2.02 Method of Advance.

(a) Notice.  Each Advance shall be made pursuant to a Notice of Advance, given not later than (i) except as set forth in subsection (a)(ii) below, 1:00 p.m. (New York time) on the second Business Day before the requested Advance Date and (ii) if the Advance is the first Advance after the Closing Date, 1:00 p.m. (New York time) at least one Business Day in advance of the requested Advance Date, in each case to the Lender’s Applicable Lending Office.  The Notice of Advance shall be in writing specifying (A) the Advance Date (which shall be a Business Day), (B) the aggregate amount of such Advance, (C) a maturity date (a “Disbursement Maturity Date”) for such Advance which shall be the same as the last day of the requested Interest Period and shall in no event be a date later than the Maturity Date, and (D) the requested Interest Period.  After fulfillment of the applicable conditions set forth in Article III, the Lender will promptly make the amount of the Advance available to the Borrower not later than 2:00 p.m. (New York time) at such account as the Borrower shall specify in writing to the Lender.

(b) Extension of Disbursement Maturity Date.  The Borrower may elect to extend the Disbursement Maturity Date for any Advance by delivery of an irrevocable Notice of Continuation to the Lender at its Applicable Lending Office no later than 2:00 p.m. (New York time) at least two Business Days in advance of the applicable Disbursement Maturity Date for such Advance.  Each such Notice of Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (a) the new requested Disbursement Maturity Date for such Advance (which shall be a Business Date) and which shall be the same as the last day of the requested Interest Period and shall in no event be a date later than the Maturity Date, and (b) the requested Interest Period.  The Continuation shall be subject to the fulfillment of the applicable conditions set forth in Article III.

(c) Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than five Interest Periods applicable to outstanding Advances;

(ii) if the Lender shall, at least one Business Day before the date of any requested Advance, notify the Borrower that any Change in Law makes it unlawful for the Lender or any of its Applicable Lending Offices to perform its obligations under this Agreement to make Advances, or to fund or maintain Advances, the right of the Borrower to obtain Advances from the Lender shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist;

(iii) if the Lender is unable to determine the Eurodollar Rate for any requested Advance and the Lender gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to obtain Advances from the Lender and the obligation of the Lender to make such Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist;

(iv) if the Lender shall determine prior to the date of any requested Advance, that the Eurodollar Rate will not adequately reflect the cost to the Lender of making or funding the Advance and the Lender gives telephonic or telecopy notice thereof to the Borrower as soon as practicable, the right of the Borrower to obtain Advances and the obligation of the Lender to make Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist;

(v) if the Borrower shall fail to select the duration or Continuation of any Interest Period for any Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Continuation, the Lender will forthwith so notify the Borrower and such Advances will be made available to the Borrower on the date of such Advance as Advances with a one month Interest Period; and

(vi) no Advance may be Continued as an Advance at any time when a Default or an Event of Default has occurred and is continuing.

(d) Notices Irrevocable.  Each Notice of Advance and each Notice of Continuation delivered by the Borrower shall be irrevocable and binding on the Borrower.  The Borrower shall indemnify the Lender against any loss, out-of-pocket cost or expense actually incurred by the Lender as a result of any failure to fulfill on or before the Advance Date or the date specified in such Notice of Continuation for such Advance the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance to be made by the Lender when such Advance, as a result of such failure, is not made on such date.

(e) Notes; Evidence of Indebtedness.

(i) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(ii) The Lender shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder, the Disbursement Maturity Date applicable thereto and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (C) the amount of any sum received by the Lender hereunder from the Borrower.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be conclusive evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Each Advance owing to the Lender shall be evidenced by a Note.  The Borrower shall execute and deliver to the Lender a Note payable to the order of the Lender and its registered assigns.  Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.06, except to the extent that the Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03 Fees.

(a) Commitment Fees.  The Borrower agrees to pay to the Lender a commitment fee (a “Commitment Fee”) on the average daily amount by which the Lender’s Commitment exceeds the sum of (i) the aggregate principal amount of the Lender’s outstanding Advances and (ii) the Letter of Credit Exposure, from the Closing Date until the Maturity Date at a rate per annum equal to 0.50%.  The Commitment Fee payable pursuant to this clause (a) is due quarterly in arrears on the last Business Day of each March, June, September and December commencing September 30, 2009, and on the Maturity Date.

(b) Upfront Fee.  The Borrower agrees to pay to the Lender an upfront fee (the “Upfront Fee”) equal to 1.50% of the aggregate Commitment (i.e., $1,125,000.00).  The Upfront Fee payable pursuant to this clause (b) is due on the Closing Date. The Upfront Fee shall be netted against the initial Advance.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Issuing Bank a letter of credit fee at a per annum rate equal to 1.50%.  Each such fee shall be based on the maximum amount available to be drawn from time to time under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Maturity Date.  All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(ii) In addition, the Borrower agrees to pay to the Issuing Bank all customary transaction costs and fees charged by the Issuing Bank in connection with the issuance of a Letter of Credit for the Borrower’s account, as well as any costs and expenses payable under Section 2.14(a) in respect of confirmations of Letters of Credit, all such costs and fees to be due and payable on the date specified by the Issuing Bank in the invoice for such costs and fees.

(d) Generally.  All such fees shall be paid on the dates due, in immediately available Dollars to the Lender, except that the fees payable pursuant to Section 2.03(c) shall be paid directly to the Issuing Bank.  Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04 Reduction of the Commitment.

(a) The Borrower shall have the right, upon at least five Business Days’ irrevocable notice to the Lender, to terminate in whole or reduce ratably in part the unused portion of the Commitment; provided that each partial reduction of Commitment shall be in the minimum aggregate amount of $5,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding); and provided further that the aggregate amount of the Commitment may not be reduced below the sum of the aggregate principal amount of the outstanding Advances and the Letter of Credit Exposure.

(b) Any reduction or termination of the Commitment pursuant to this Section 2.04 shall be permanent, with no obligation of the Lender to reinstate such Commitment and the Commitment Fee provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitment as so reduced.

Section 2.05 Repayment.  The Borrower shall repay the outstanding principal amount of each Advance on the applicable Disbursement Maturity Date therefor, provided, however, that, in all events the Borrower shall repay the outstanding principal amount of the Advances on the Maturity Date.

Section 2.06 Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by the Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Advances.  The Borrower shall pay interest on Advances at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect on each day of such Interest Period, payable in arrears on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on each Business Day which occurs at three month intervals from the first day of such Interest Period.

(b) Additional Interest on Advances.  The Borrower shall pay to the Lender, so long as the Lender shall be required under regulations of any Governmental Authority having jurisdiction over it to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of the Advances of the Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of the Lender for such Advances for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest payable to the Lender shall be determined by the Lender and notified to the Borrower by the Lender (such notice to include the calculation of such additional interest, which calculation shall be conclusive absent manifest error, and be accompanied by any evidence indicating the need for such additional interest as the Borrower may reasonably request).

(c) Usury Recapture.  In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Lender an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.

In the event the Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d) Default Interest.  If the Borrower shall default in the payment of the principal of or interest on any Advance or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on the outstanding Advances to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Advance pursuant to Section 2.06 plus 2.50% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an Advance with an Interest Period of one month plus 2.50%.

Section 2.07 Prepayments.

(a) Right to Prepay.  The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.  The Borrower shall pay any amount required under Section 2.08 in connection with any prepayment under this Section 2.07.

(b) Optional.  The Borrower may elect to prepay, in whole or in part, any of the Advances owing by it to the Lender, after giving prior written notice of such election by 2:00 p.m. (New York time) at least two Business Days before such prepayment to the Lender stating the proposed date and aggregate principal amount of such prepayment.  If any such notice is given, the Borrower shall prepay Advances comprising part of the same Advance in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.00 and in integral multiples of $1,000,000.00 in excess thereof (or such lesser amount as may then be outstanding).

(c) Mandatory Prepayments of Advances.

(i) Deficiency.  On any date on which the outstanding principal amount of the Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitment and (B) the Borrowing Base, the Borrower agrees to make a mandatory prepayment of the Advances, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, in the amount of such excess, or, if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

(ii) Reduction of Commitment.  On the date of each reduction of the aggregate Commitment pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the Commitment and (ii) the Borrowing Base.

(iii) Asset Dispositions.  If any Loan Party or any of its Subsidiaries shall at any time or from time to time:

(A) make or agree to make an Asset Disposition; or

(B) suffer an Event of Loss;

then (A) Borrower shall promptly notify the Lender of such proposed Asset Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by any Loan Party and/or any of its Subsidiaries in respect thereof) and (B) promptly upon receipt by such Loan Party and/or any of its Subsidiaries of the Net Proceeds of such Asset Disposition or Event of Loss, Borrower shall deliver, or cause to be delivered, such Net Proceeds to the Lender as a prepayment of the Advances, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, or if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure; provided, however, that notwithstanding the foregoing, in the case of any Net Proceeds constituting the Reinvestment Deferred Amount with respect to a Reinvestment Event, Borrower shall repay the Advances in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event.

(iv) Equity Issuance.

(A) If an Event of Default has occurred and is continuing, promptly upon the receipt by any Loan Party or any of their respective Subsidiaries of the Net Equity Issuance Proceeds of the issuance of equity securities other than to the Borrower or any of its Subsidiaries, Borrower shall deliver, or cause to be delivered, to the Lender an amount equal to such Net Equity Issuance Proceeds for application to the prepayment of the Advances in the manner described in (B) below.

(B) Provided that no Default or Event of Default has occurred and is continuing, promptly upon the receipt by any Loan Party or any of their respective Subsidiaries of the Net Equity Issuance Proceeds of the issuance of equity securities other than to the Borrower or any of its Subsidiaries, Borrower shall (1) if any Subordinated Debt permitted pursuant to Section 6.02(g) is then outstanding, prepay such Subordinated Debt by an amount equal to such Net Equity Issuance Proceeds and (2) to the extent of any remaining Net Equity Issuance Proceeds or if no Subordinated Debt is then outstanding, deliver, or cause to be delivered, to the Lender an amount equal to such Net Equity Issuance Proceeds, for application to the Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, or if the Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure; provided, however, that notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, the Borrower may use the Net Equity Issuance Proceeds as cash consideration for any Acquisition permitted by Section 6.05(a) occurring on or before 90 days after the receipt thereof.  In the event, the Borrower shall have determined not to, or shall have otherwise ceased to, make an Acquisition during such 90-day period, the Borrower shall apply such Net Equity Issuance Proceeds to the prepayment of Advances as described above.

(C)           Notwithstanding the provisions of paragraph (B) above, unless the Lender otherwise consents the Net Equity Issuance Proceeds resulting from the exercise of the Warrants shall be applied to the prepayment of the Revolving Advances, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, or if the Revolving Advances have been repaid in full, make deposits into the LC Cash Collateral Account in the remaining amount of such excess to provide cash collateral for the Letter of Credit Exposure.

(v) Debt Incurrence.  Promptly upon the receipt by any Loan Party or any of their respective Subsidiaries of the Net Debt Incurrence Proceeds from any Debt Incurrence, Borrower shall deliver, or cause to be delivered, such Net Debt Incurrence Proceeds to the Lender for distribution to the Lender as a prepayment of the Advances, together with accrued and unpaid interest to the date of such prepayment on the principal amount prepaid.

(vi) Application of Prepayments.  Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(d) Illegality.  If the Lender shall notify the Borrower that any Change in Law makes it unlawful for the Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Advances then outstanding hereunder, the Borrower shall, no later than 2:00 p.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Advance or (B) if prohibited by any Legal Requirement to maintain such Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Advances of the Lender then outstanding, together with accrued and unpaid interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, and (ii) the right of the Borrower to obtain Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.  The Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

(e) Effect of Notice.  All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08 Funding Losses.  If (a) any payment of principal of any Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Advances pursuant to Article VII or (b) if the Borrower fails to make a principal or interest payment with respect to any Advance on the date such payment is due and payable, the Borrower shall, within three Business Days of any written demand sent by the Lender to the Borrower, pay to the Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate the Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.09 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Bank;

(ii) subject the Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Advance made by it, or change the basis of taxation of payments to the Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax incurred by the Lender or the Issuing Bank); or

(iii) impose on the Lender, the Issuing Bank, or the London interbank market any other condition, cost or expense affecting this Agreement or Advances made by the Lender, the Issuing Bank, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to the Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender or the Issuing Bank (whether of principal, interest or any other amount) then, upon request of the Lender or the Issuing Bank, the Borrower will pay to the Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If the Lender or the Issuing Bank determines that any Change in Law affecting the Lender or the Issuing Bank or any lending office of the Lender or the Issuing Bank or the Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s or the Issuing Bank’s capital or on the capital of the Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Advances made by, or participations in Letters of Credit held by, the Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which the Lender or the Issuing Bank or the Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s or the Issuing Bank’s policies and the policies of the Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Lender or the Issuing Bank or the Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate of the Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate the Lender or the Issuing Bank or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests.  Failure or delay on the part of the Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Payments and Computations.

(a) Payment Procedures.  The Borrower shall make each payment under this Agreement not later than 1:00 p.m. (New York time) on the day when due to the Lender at the Lender’s Applicable Lending Office in immediately available funds.  Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars.  All payments shall be made without setoff, deduction, or counterclaim.

(b) Computations.  All computations of interest and of fees shall be made by the Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Lender of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

Section 2.11 Taxes.

(a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower.  The Borrower shall indemnify the Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender or the Issuing Bank (with a copy to the Lender), or by the Lender on its own behalf or on behalf of the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Lender), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Lender or the Issuing Bank, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Lender or the Issuing Bank, if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender or the Issuing Bank is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower, the Lender and the Issuing Bank (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes the Lender or the Issuing Bank under this Agreement (and from time to time thereafter upon the request of the Borrower, the Lender or the Issuing Bank, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds.  If the Lender or the Issuing Bank determines, in its sole reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Issuing Bank in the event the Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.12 Reserved.

Section 2.13 Applicable Lending Offices.  The Lender may book its Advances at any Applicable Lending Office selected by it and may change its Applicable Lending Office from time to time.  All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by the Lender for the benefit of such Applicable Lending Office.  The Lender may, by written notice to the Borrower, designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

Section 2.14 Letters of Credit.

(a) Issuance and Confirmation.  Subject to the terms of this Agreement, from time to time from the Closing Date until 15 Business Days before the Maturity Date, at the request of the Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or for the account of any Subsidiary of the Borrower (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) on any Business Day.  No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $15,000,000 and (B) the lesser of (1) the aggregate Commitment minus the aggregate outstanding principal amount of all Advances and (2) the Borrowing Base minus the aggregate outstanding principal amount of all Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) the Maturity Date; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond the Maturity Date), provided that such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit;

(iii) unless such Letter of Credit is in form and substance acceptable to the Issuing Bank in its reasonable discretion;

(iv) unless the Borrower has delivered to the Issuing Bank a completed and executed Letter of Credit Application; and

(v) unless such Letter of Credit is governed by any of (A) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, (B) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or (C) the International Standby Practices, International Chamber of Commerce Commission Publication No. 590, or any successor to such publications.  If the terms of any Letter of Credit Application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

The Borrower may request that the Issuing Bank arrange for any Letter of Credit issued to be confirmed by a bank identified by the Borrower in the Letter of Credit Application so long as such bank is willing to provide such confirmation (a “Confirming Bank”).  The Issuing Bank will endeavor to obtain such confirmation to the extent reasonably practicable, provided, that (a) all costs and expenses (including letter of credit confirmation fees) shall be the expense of the Borrower and neither the Issuing Bank nor any Lender shall be obligated to provide any collateral or other credit support to the Confirming Bank in respect of any such confirmation.

(b) Participations.  Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Closing Date, the Issuing Bank shall be deemed to have sold to the Lender and the Lender shall have been deemed to have purchased from the Issuing Bank a 100% participation in the related Letter of Credit Obligations.  In consideration and in furtherance of the foregoing, the Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, 100% of each payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c).  The Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Lender and the Borrower of such demand for payment and whether the Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lender with respect to any such payment or disbursement.

(c) Reimbursement.  The Borrower hereby agrees to pay on demand to the Issuing Bank in respect of each Letter of Credit issued for either of their account an amount equal to any amount paid by the Issuing Bank under or in respect of such Letter of Credit.  In the event the Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower on the same Business Day, the Issuing Bank shall give notice of such failure to pay to the Lender, and the Lender shall promptly reimburse the Issuing Bank for 100% of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute an Advance with a one month Interest Period to the Borrower from the Lender.  If such reimbursement is not made by the Lender to the Issuing Bank on the same day on which the Issuing Bank shall have made payment on any such draw, the Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to a rate determined by the Lender in accordance with banking industry rules on interbank compensation.  The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lender to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrower as an Advance comprised of Advance with a one month Interest Period.

(d) Obligations Unconditional.  The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing or otherwise obligated with the Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under such Letter of Credit against presentation of a draft or other document that complies on its face with the terms of such Letter of Credit but in fact does not comply with the terms of such Letter of Credit; or

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lender or any other Person in the absence of gross negligence or willful misconduct or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder;

provided that nothing in this Agreement shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e) Prepayments of Letters of Credit.  In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed 30 days prior to the Maturity Date, the Borrower shall pay to the Lender an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below.

(f) Liability of Issuing Bank.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or

(ii) the validity or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower which the Borrower prove were caused by the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit.  It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (A) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g) LC Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.07(c), 2.14(e), 7.02(b) or 7.03(b), then the Borrower and the Lender shall establish the LC Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Lender’s standard form assignment of deposit accounts, that the Lender requests in connection therewith to establish the LC Cash Collateral Account and grant the Lender an Acceptable Security Interest in such account and the funds therein.  The Borrower hereby pledges to the Lender and grants the Lender a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time and all proceeds thereof as security for the payment of the Obligations.

(ii) Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Lender at the request of the Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the LC Cash Collateral Account above 105% of the Letter of Credit Exposure during the existence of an Event of Default the Lender may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Lender.  If no Default or Event of Default exists, the Lender shall release to the Borrower at the Borrower’s written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e) or otherwise.

(iii) Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Lender or in another investment if mutually agreed upon by the Borrower and the Lender, but the Lender shall have no other obligation to make any other investment of the funds therein.  The Lender shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h) Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving written notice to the Lender and the Borrower, such resignation to be effective upon the appointment of a successor Issuing Bank, or, if no successor Issuing Bank has been appointed, 60 days after the retiring Issuing Bank gives notice of its intention to resign or receives notice of its removal.  Upon any such resignation or removal, the Lender shall have the right to appoint, and provided that no Default or Event of Default exists, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank.  If no successor Issuing Bank shall have been so appointed by the Lender within such time period, then the Issuing Bank may appoint, and provided that no Default or Event of Default exists, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), a successor Issuing Bank.  Subject to the next succeeding sentence, upon the acceptance of any appointment as the Issuing Bank hereunder by the Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder.  At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Sections 2.03(c).  The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the retiring Issuing Bank and the Lender, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

Section 2.15 Mitigation Obligations.  If the Lender requires the Borrower to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.11, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.11 in the future and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.  This Section shall not apply to any request for amounts payable under Section 2.09.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Initial Conditions Precedent.  The obligation of the Lender to make its initial Advance is subject to the following conditions precedent:

(a) Documentation.  On or before the day on which the initial Advance is made, the Lender shall have received the following, each dated on or before such day, duly executed by all the parties thereto, each in form and substance satisfactory to the Lender:

(i) this Agreement and all attached Exhibits and Schedules;

(ii) a Note in the amount of the initial Advance payable to the order of the Lender and its registered assigns;

(iii) the Security Agreement executed the Borrower and each of its Domestic Subsidiaries, together with UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

(iv) the Pledge Agreement executed by the Borrower and each of its Subsidiaries that has a Subsidiary pledging to the Lender for the benefit of the Secured Parties all of the Equity Interests of the Domestic Subsidiaries and sixty-five percent (65%) of the Equity Interests of any Foreign Subsidiary directly owned by such Loan Party, together with certificates, powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interests and all action set forth on Schedule 3.01(a) shall have been taken in connection with the pledge of the interests in Bronco Mexico (including the consent thereto by Bronco Mexico);

(v) if required by the Lender, an Account Control Agreement among the Borrower, the Lender and each institution at which the Borrower or any of its Subsidiaries maintains a deposit account to the extent required by Section 5.13(b);

(vi) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of such Person set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met and (D) any Advances to be made on the Closing Date will not exceed the lesser of (i) the Commitment and (ii) the Borrowing Base Availability.

(vii) copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization;

(viii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the organizational documents of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the Advances hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certified copy thereof furnished pursuant to clause (vii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Advance or any other document delivered in connection herewith on behalf of such Loan Party;

(ix) a certificate of another officer of each Loan Party as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (viii) above;

(x) certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Lender;

(xi) a favorable opinion dated as of the Closing Date of (A) David Treadwell, general counsel to the Loan Parties and (B) Willkie Farr & Gallagher LLP, New York counsel to the Lender, as to enforceability of loan documents governed by New York law;

(xii) a certificate from a Financial Officer of the Borrower dated as of the Closing Date addressed to the Lender and the Issuing Bank regarding the matters set forth in Section 4.20;

(xiii) [reserved];

(xiv) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Lender as an additional insured;

(xv) the April 2009 Appraisal Report on a fair market value and an Orderly Liquidation Value basis of the Complete Rigs effective April 29, 2009, to include the Lender as an additional addressee and that affirms that after giving effect to the initial Advance on the Closing Date a Borrowing Base Deficiency will not exist; and

(xvi) an acknowledgment from C T Corporation System as of the Closing Date with respect to its irrevocable appointment by each Loan Party pursuant to Section 9.13(b).

(b) Payment of Fees.  On the Closing Date, the Borrower shall have paid the fees required to be paid to the Lender and the Issuing Bank on the Closing Date, including, without limitation, the Upfront Fee, and all other costs and expenses which have been invoiced (which invoice has been delivered to the Borrower at least 24 hours prior to the Closing Date) and are payable pursuant to Section 9.04.

(c) Due Diligence; Corporate Structure.  The Lender shall have completed a satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing and the terms and conditions of all material obligations of the Loan Parties.  The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to the Lender.

(d) Security Documents.  The Lender shall have received all appropriate evidence required by the Lender in its reasonable discretion necessary to determine that arrangements have been made for the Lender for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Lender of such financing statements under the UCC for filing in such jurisdictions as the Lender may reasonably require, (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Permitted Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement and (iii) lien releases with respect to any Collateral currently subject to a Lien other than Permitted Liens.

(e) Financial Statements.  The Lender shall have received true and correct copies of (i) the Audited Financial Statements, (ii) the Interim Financial Statements, and (iii) such other financial information as the Lender may reasonably request.

(f) Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, including, without limitation, those material approvals or consents required in connection with the continued operation of the Borrower and its Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby and thereby.

(g) No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the reasonable judgment of the Lender, could reasonably be expected to cause a Material Adverse Effect.

(h) No Default.  No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom.

(i) Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct before and after giving effect to the Advances and to the application of the proceeds from such Advances from the date of the Advances, as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is expressly made as of an earlier date shall be required to be true and correct only as of such earlier date).

(j) No Material Adverse Change.  Since December 31, 2008, there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Borrower and its Subsidiaries, taken as a whole other than as set forth on Schedule 3.01(j).

(k) Additional Information.  The Lender shall have received such additional information which the Lender shall have reasonably requested, and such information shall be reasonably satisfactory in form and substance to the Lender and its counsel.

(l) Evidence of Termination of Existing Credit Agreement and Liens.  The Lender shall have received evidence of termination of the Existing Credit Agreement and related loan documents, termination of all liens thereunder and repayment of obligations thereunder, including receipt of an executed payoff letter from applicable parties in form and substance satisfactory to the Lender.

(m)           Warrant Agreement, Warrant and Registration Rights Agreement.  The Warrant Agreement and the Registration Rights Agreement (as defined in the Warrant Agreement) shall have been executed and delivered by the  parties thereto and the Warrant shall have been executed and delivered by the Borrower to the Initial Holder.

(n)           Closing of the JV Transaction.  The closing of the transactions contemplated in that certain membership interest purchase agreement dated on or about the date hereof between the Borrower, CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN S.A.B DE C.V. and Bronco Mexico shall have occurred.

Section 3.02 Conditions Precedent to Each Advance.  The obligation of the Lender to make an Advance (including the initial Advance) or Continue an Advance and the obligation of the Issuing Bank to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Advance Date or the date of Continuation, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Advance or Notice of Continuation and the acceptance by the Borrower of the proceeds of such Advance or the request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance or the date of such Continuation, or the date of such issuance, extension or increase such statements are true):

(a) the representations and warranties contained in Article IV and in each other Loan Document are correct on and as of the date of such Advance or Continuation, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Advance and to the application of the proceeds from such Advance or such Continuation, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date (it being understood and agreed that any representation or warranty which by its terms is expressly made as of an earlier date shall be required to be true and correct only as of such earlier date);

(b) no Default or Event of Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit;

(c) the Borrowing Base Availability is greater than or equal to zero after giving effect to such Advance or the issuance, increase, or extension of such Letter of Credit;

(d) no material adverse change has occurred and is continuing with respect to the Rigs detailed in the most recently delivered Appraisal Report pursuant to Section 5.14 or in the most recent Borrowing Base Report pursuant to Section 5.06(d);

(e) the making of an Advance (including the initial Advance) or the Continuation of an Advance by the Lender or the issuance, extension or increase of a Letter of Credit by the Issuing Bank shall not be contrary to any Legal Requirement and the Lender and the Issuing Bank shall have funding available to so make an Advance (including the initial Advance) or Continue an Advance or issue, extend or increase Letters of Credit; and

(f) the Borrower shall execute and deliver to the Lender a Note in relation to such Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants as follows:

Section 4.01 Existence.  Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be qualified would reasonably be expected to have a Material Adverse Effect.

Section 4.02 Power and Authority.  Each of the Loan Parties has the requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (a) own its assets and carry on its business, and (b) execute, deliver and perform the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03 Authorization and Approvals.  No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with (a) the execution, delivery and performance by, or enforcement against, any Loan Party of this Agreement and the other Loan Documents to which it is a party or the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Loan Documents, or (c) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) (other than the filing of UCC-1 Financing Statements), all of which have been duly obtained, taken, given or made and are in full force and effect, except actions by, and notices to or filings with, Governmental Authorities (including, without limitation, the SEC) that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Liens on the Collateral or to comply with requirements to perfect, and/or maintain the perfection of, Liens created for the benefit of the Secured Parties).

Section 4.04 Enforceable Obligations.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Debt.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, other than as set forth on Schedule 3.01(j).

Section 4.06 True and Complete Disclosure.  Each Loan Party has disclosed to the Lender all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain as of the respective dates any material misstatement of fact or as of the respective dates, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

Section 4.07 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of a Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their Subsidiaries or against any of their Property or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the Collateral, or any of the transactions contemplated thereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.  To the knowledge of any Responsible Officer, no regulatory commission is currently conducting or has conducted within the five-year period immediately preceding the date hereof, an investigation of the Borrower or any of its Subsidiaries, other than an investigation conducted by such regulatory commission in its routine general administrative practice.

Section 4.08 Compliance with Laws.  None of the Loan Parties or any of the Subsidiaries or any of their respective material properties is in violation of, nor will the continued operation of their material Property as currently conducted violate, any Legal Requirement (including any Environmental Law) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority.

Section 4.09 No Default.  None of the Loan Parties or any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  None of the Borrower or any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Debt, or any other material agreement or instrument to which it is a party or by which it or any of its Property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.10 Subsidiaries; Corporate Structure.  Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of formation and the outstanding Equity Interests therein and the percentage of each class of such Equity Interests owned by the Borrower and the Subsidiaries.  The Equity Interests indicated to be owned by the Borrower and the Subsidiaries on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens (other than Permitted Liens).  Except as shown on Schedule 4.10, as of the Closing Date, none of the Loan Parties owns any Equity Interests in Foreign Subsidiaries.

Section 4.11 Liens; Condition of Properties.

(a) None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens.  On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions.  None of the Borrower or any of the Guarantors is a party to any indenture, loan or credit or similar agreement, instrument, or any other material agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Property.

(b) Each Loan Party has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or of material importance in the ordinary conduct of its business, except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes.  None of the Property of Loan Parties is subject to Liens, other than Permitted Liens.

(c) Each Loan Party has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each Loan Party enjoys peaceful and undisturbed possession under all such material leases.

(d) Neither the business nor the material Property of any Loan Party has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, in each case where such act or event has had or would reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Environmental Condition.

(a) The Loan Parties (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Property and the conduct of their respective businesses; (ii) to their knowledge, have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any material Environmental Claim.

(b) None of the present or previously owned or operated Property of the Loan Parties or of any of their present or former Subsidiaries, wherever located, (i) has been placed on or, to their knowledge, proposed to be placed on the National Priorities List or state or local analogs, nor has the Borrower or any of its Subsidiaries been otherwise notified of the designation, listing or identification of any Property of such Loan Party or any of its present or former Subsidiaries as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity (“Response”) under any Environmental Laws (except as such activities may be required by permit conditions or could not reasonably be executed to have a Material Adverse Effect); (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Loan Parties or any of their present or former Subsidiaries, wherever located; or (iii) to the Loan Parties’ knowledge, has been the site of any Release of Hazardous Material from present or past operations which has resulted in or could reasonably be expected to result in the need for Response and none of the Loan Parties or any of their present or former Subsidiaries has generated or transported or has caused to be generated or transported Hazardous Materials to any third party site which would reasonably be expected to result in the need for Response, in each case which would reasonably be expected to have a Material Adverse Effect.

(c) Without limiting the foregoing, the known present and future liability, if any, of the Borrower or any of its Subsidiaries, which could reasonably be expected to arise under Environmental Laws is not reasonably expected to have a Material Adverse Effect.

Section 4.13 Insurance.

(a) Schedule 4.13 sets forth a true, complete and correct description of all insurance maintained by the Loan Parties as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.

(b) The Property of the Loan Parties is (i) insured with financially sound and reputable insurance companies (A) not Affiliates of any Loan Party and (B) having a A.M. Best policyholders rating of at least A, (ii) in such amounts as are, when considered in their entirety, prudent and customary in the businesses in which it is engaged, with such deductibles and covering such risks as specified on Schedule 4.13 including as are reasonably required by the Lender.

(c) The Borrower shall cause all such insurance to name the Lender, for the ratable benefit of the Secured Parties, as “loss payee” under its property loss policies and as “additional insured” on its comprehensive and general liability policies.

Section 4.14 Taxes.  Each Loan Party has filed all Federal, state and other tax returns and reports required to be filed, and have paid all Taxes except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

Section 4.15 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16 Security Interests.

(a) The Pledge Agreement is effective to create in favor of the Lender, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Collateral constitutes an instrument under the applicable Uniform Commercial Code) is delivered to the Lender, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

(b) The Security Agreement is effective to create in favor of the Lender, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule I to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable UCC, in each case prior and superior in right to any other person, other than Permitted Liens.

Section 4.17 Bank Accounts.  Schedule 4.17 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 4.18 Labor Relations.  There (a) is no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Loan Party, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Subsidiary pending or, to the knowledge of any Loan Party, threatened and (c) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, in each case that has had or would reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 4.19 Intellectual Property.  Each Loan Party owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto.

Section 4.20 Solvency.  Immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, (a) the amount of the “present fair saleable value” of the assets of each Loan Party and its Subsidiaries, taken as a whole, will, as of the date of such Advance, exceed the amount that will be required to pay all “liabilities of such Loan Party and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) each such Loan Party and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct their businesses, taking into account the particular capital requirements of such Person and its projected capital requirements and availability and (c) each such Loan Party and its Subsidiaries, taken as a whole, will be able to pay its debts as they mature, taking into account the timing of and amounts of cash to be received by such Loan Party and its Subsidiaries, taken as a whole, and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Loan Party and its Subsidiaries, taken as a whole.  For purposes of this Section 4.20, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Section 4.21 Senior Indebtedness.  The obligations of the Loan Parties hereunder constitute senior indebtedness (however denominated) in respect of any Subordinated Debt of the Borrower and its Subsidiaries.

Section 4.22 Margin Regulations.  None of the Loan Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.23 Investment Company Act.  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.24 Names and Locations.  As of the Closing Date, Schedule 4.24 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which the Loan Parties currently conduct business, or has at any time during the past five years conducted business, (b) the state or other jurisdiction of organization or incorporation for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist, and (c) the location of the chief executive offices of the Loan Parties.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid or the Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Lender and the Issuing Bank shall otherwise consent in writing, each Loan Party shall:

Section 5.01 Preservation of Existence, Etc.  Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take best efforts to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Property, except where the failure to be so qualified or the failure to be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02 Compliance with Laws, Etc.  Comply in all material respects with all Legal Requirements (excluding all Environmental Laws and ERISA which are addressed elsewhere in this Article V) applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted.

Section 5.03 Maintenance of Property.  (a) Maintain and preserve all Property material to the conduct of its business and use its commercially reasonable efforts to keep such Property in good repair, working order and condition, ordinary wear and tear excepted, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.04 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of any Loan Party, and having an A.M. Best policyholders rating of at least A, insurance with respect to its Property and business, to the extent and against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and such other insurance as may be required by law.

(b) (i) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Lender, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Lender of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Lender; (ii) deliver original or certified copies of all such policies to the Lender; cause each such policy to provide that it shall not be canceled, modified or not renewed upon not less than 30 days’ prior written notice thereof by the insurer to the Lender; and (iii) deliver to the Lender, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Lender) together with evidence satisfactory to the Lender of payment of the premium therefor.

Section 5.05 Payment of Taxes, Etc.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all Taxes, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party, (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; and (c) all Debt, as and when due and payable, unless (i) any subordination provisions contained in any instrument or agreement evidencing such Debt provide otherwise, (ii) such Debt is trade payables payable in the ordinary course which are not more than 90 days overdue, and (iii) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party.

Section 5.06 Reporting Requirements.  Deliver to the Lender and the Issuing Bank, in form and detail satisfactory to the Lender and the Issuing Bank:

(a) Audited Annual Financials.  As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, copies of the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and the notes thereto, all in reasonable detail and setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject where required only to normal year-end audit adjustments and the absence of footnotes with respect to any consolidating statements) and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its respective Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with GAAP; or words substantially similar to the foregoing and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) Quarterly Financials.  As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters in each fiscal year, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificates.  Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;

(d) Borrowing Base Report.  As soon as available and in any event not later than 10 days after the receipt of the most recently delivered Appraisal Reports pursuant to Section 5.14, a Borrowing Base Report as of the last Business Day of the preceding calendar month, or as of such more recent date if the Borrower chooses to make an interim Borrowing Base Report;

(e) Management Letters.  Promptly upon receipt thereof, copies of any detailed audit reports, final management letters and any final reports as to material inadequacies in accounting controls (including reports as to the absence of any such inadequacies) or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary thereof, or any audit of any of them;

(f) Securities Law Filings and other Public Information.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Lender and the Issuing Bank pursuant hereto;

(g) USA Patriot Act.  Promptly, following a request by the Lender or the Issuing Bank, all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h) Other Information.  Such other information respecting the business, Property or Collateral, or the condition or operations, financial or otherwise, of the Borrower and its Subsidiaries as the Lender or the Issuing Bank may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.06(a), (b), (g) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.02; provided that: (i) the Borrower shall deliver paper copies of such documents to the Lender and the Issuing Bank if either the Lender or the Issuing Bank requests the Borrower to deliver such paper copies and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender and the Issuing Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.07 Other Notices.  Deliver to the Lender and the Issuing Bank prompt written notice of the following:

(a) Defaults.  As soon as possible and in any event within five days of a Responsible Officer obtaining knowledge thereof, the occurrence of any Default or any other Debt with an outstanding principal balance in excess of $1,000,000.00 of any Loan Party being declared due and payable before its expressed maturity, or any holder of such Debt having the right to declare such Debt due and payable before its expressed maturity, because of the occurrence of any default (or any event which, with notice and/or the lapse of time, shall constitute any default) under such Debt;

(b) Litigation.  The filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower, any Subsidiary or any Affiliate thereof, or any material development in any such action, suit, proceeding, that, in either case, would reasonably be expected to result in a Material Adverse Effect; and

(c) ERISA Events.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $1,000,000.00;

(d) Environmental Notices.  A copy of any form of notice, summons, material correspondence or citation received from any Governmental Authority or any other Person, concerning (i) material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability therefor, (ii) any material action or omission on the part of the Borrower or any of its Subsidiaries in connection with liability for Hazardous Material, (iii) any notice of potential material responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower or any of its Subsidiaries, or any of their leased or owned material Property, wherever located;

(e) Collateral.  Furnish to the Lender and the Issuing Bank:

(i) written notice of:

(A) any change of its legal name, corporate structure, jurisdiction of organization or formation or its organizational identification number or the creation or acquisition of any Person that will become a Subsidiary of the Borrower, within 5 Business Days before the occurrence thereof;

(B) an Asset Disposition within 5 Business Days before the occurrence thereof;

(C) an Event of Loss with respect to any portion of Collateral that the Borrower reasonably believes to have a market value in excess of $2,500,000.00 promptly and in any event within five Business Days after the occurrence thereof;

(D) an account in excess of $2,000,000.00 or accounts in excess of $5,000,000.00 in the aggregate becoming subject to any dispute or claim or other circumstances known to any Loan Party that may impair the validity or collectibility of such accounts promptly and in any event within five Business Days after the occurrence thereof;

(E) notice of nonrenewal or cancellation received by any Loan Party from any insurer with respect to any insurance maintained in accordance with Section 5.04 promptly and in any event within 5 Business Days after the receipt thereof;

(F) the Borrower or any of its Subsidiaries holding or obtaining any (1) Chattel Paper, (2) Instrument, or (3) Letter of Credit, each in excess of $1,000,000.00 individually promptly and in any event within 2 Business Days after the receipt thereof;

(G) Collateral with value in excess of $2,500,000.00 at any time being in the possession or control of any warehouse or bailee not previously disclosed promptly and in any event within 10 Business Days before the occurrence thereof;

(H) Collateral with value in excess of $1,000,000.00 being of a type where a Lien may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation or any material Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law promptly and in any event within 5 Business Days of the existence thereof; and

(I) as soon as possible and in any event not later than 30 days after notice served to that effect by the Lender, Rig Utilization for the last fiscal month if the Lender in good faith believes that there has been an adverse change in the condition of all or a portion of the Rigs of the Loan Parties; and

(i) from time to time upon request (provided, however, that if an Event of Default has not occurred or is no longer continuing, no more than 2 times during any fiscal year), statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as the Lender may reasonably request, all in reasonable detail;

(f) Casualties and Takings.  Any actual or constructive loss by reason of fire, explosion, theft or other casualty, of any Property of any Loan Party or any taking of title to, or the use of, any Property of any Loan Party pursuant to eminent domain or condemnation proceedings or any settlement or compromise thereof, in each case, with a value equal to or greater than $1,000,000.00, and a certificate of a Responsible Officer of the Borrower describing the nature and status of such occurrence; and

(g) Material Changes.  Any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and propose to take with respect thereto.  Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08 Books and Records; Inspection.  (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries, as the case may be; and (c) from time-to-time during regular business hours upon reasonable prior notice, permit representatives and independent contractors of the Lender and of the Issuing Bank to (i) visit and inspect any of its Property, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (provided that the Borrower shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Borrower shall be responsible for all such expenses), and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party or Subsidiary.

Section 5.09 Agreement to Pledge.

(a) The Borrower shall, and shall cause each Wholly-Owned Subsidiary that is a Domestic Subsidiary to, grant to the Lender an Acceptable Security Interest in any Property (other than real property and the Borrower’s Investment in Challenger) of the Borrower or any Subsidiary now owned or hereafter acquired.

(b) The Borrower shall, and shall cause each Domestic Subsidiary to, pledge the stock or other Equity Interests of each of its Subsidiaries to the Lender, for the benefit of the Secured Parties, together with favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Lender, provided, however, that notwithstanding anything herein to the contrary, no Loan Party shall be obligated to pledge more than sixty-five percent (65%) of the Equity Interests of any Foreign Subsidiary directly owned by such Loan Party.

Section 5.10 Use of Proceeds.  Use the proceeds of the Advances and Letters of Credit to repay all indebtedness under the Existing Credit Agreement and, after such repayment, for working capital purposes and Acquisitions permitted under this Agreement.

Section 5.11 Nature of Business.  Maintain and operate such business in substantially the manner in which it is conducted and operated as of the Closing Date.

Section 5.12 Additional Guarantors.  Promptly after any Person becomes a Wholly-Owned Subsidiary that is a Domestic Subsidiary of the Borrower (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Lender a counterpart of this Agreement or such other document as the Lender shall deem appropriate for such purpose, (ii) deliver to the Lender documents of the types referred to in clauses Section 3.01(a)(vii), (viii), (ix) and (x) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Lender and (iii) execute the Assumption to the Security Agreement in the form of Annex 1 to the Security Agreement or any other form of supplement acceptable to the Lender and such other Security Documents as the Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute the Assumption to the Pledge Agreement in the form of Annex 1 to the Pledge Agreement or any other form of supplement acceptable to the Lender pledging 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Lender may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank; provided that, no new Subsidiary that is a controlled foreign corporation under Section 957 of the Code shall be required to become a Guarantor or enter into any Security Documents if such guaranty or the entering into of such Security Documents would reasonably be expected to result in any material incremental income tax liability and the Borrower or any Subsidiary domiciled in the U.S. that is an equity holder of a controlled foreign corporation under Section 957 of the Code shall only be required to pledge 65% of the Equity Interest of such controlled foreign corporation pursuant to the applicable Pledge Agreement.

Section 5.13 Additional Collateral Requirements.

(a) Accounts.  At the Borrower’s own expense, use its commercially reasonable efforts to assure prompt payment of all amounts due or to become due under accounts subject to reasonable write-offs in the Borrower’s ordinary course of business;

(b) Deposit Accounts.

(i) The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, establish or maintain any deposit accounts with an account balance greater than $1,000,000.00 individually or $2,500,000.00 in the aggregate, without prior written notice to the Lender and unless the Lender, such Loan Party or such Subsidiary and the bank at which the account is to be opened shall have entered into Account Control Agreements.

(ii) Upon the occurrence and during the continuance of an Event of Default and at the direction of the Lender, establish lockboxes and blocked accounts (collectively, “Blocked Accounts”) in the name of the Borrower or any of its Subsidiaries with such banks (“Collecting Banks”) as are reasonably acceptable to the Lender (subject to irrevocable instructions acceptable to the Lender as hereinafter set forth) or with the Lender and all invoices evidencing accounts shall bear a notice that such invoices are payable to such Blocked Accounts and in which the Borrower or one of its Subsidiaries, as applicable, will immediately deposit all payments made for inventory or other payments constituting proceeds of Collateral, in the case of the Borrower and their Subsidiaries, in the identical form in which such payment was made, whether by cash or check.  The Collecting Banks shall acknowledge and agree, pursuant to an Account Control Agreement, that all payments made to the Blocked Accounts are for the benefit of the Lender and the Secured Parties, and that the Collecting Banks have no right to setoff against the Blocked Accounts, other than for customary charges of the Collecting Bank for depositary services.  The Borrower and each Subsidiary shall irrevocably instruct each Collecting Bank to promptly transfer all payments or deposits (with certain exceptions as agreed to by the Lender) into the Blocked Accounts into the Lender’s Account on each Business Day.  If any Loan Party shall receive any monies, checks, notes, drafts or any other payments relating to and/or proceeds of accounts or other Collateral, such Person shall hold such instrument or funds in trust for the Lender, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to the Blocked Accounts or to the Lender at its address set forth in Section 9.02 below.

Section 5.14 Appraisal Reports.

(a) (i) No later than October 26, 2009, the Borrower shall deliver to the Lender an Appraisal Report Before and certify the Borrower Base.  (ii)  No later than each anniversary date of the Closing Date, the Borrower shall deliver to the Lender an Appraisal Report and certify the Borrowing Base.  The cost of each such Appraisal Report under this Section 5.14(a)  shall be paid by the Borrower.

(b) Within 30 days of reporting to the Lender that Rig Utilization is less than 70% for any twelve consecutive months after the Closing Date, the Borrower shall, if requested by the Lender, deliver to the Lender an Appraisal Report (for the avoidance of doubt, only one Appraisal Report will be delivered when Rig Utilization falls below the threshold described in the preceding sentence).  The cost of each such Appraisal Report shall be paid by the Borrower.

(c) At any time the Lender may request that the Borrower deliver an additional Appraisal Report to the Lender.  Upon receipt of such request by the Borrower, the Borrower shall initiate such reports within 10 days of receipt of such request and the Borrower shall deliver such Appraisal Report to the Lender within 60 days after receipt of such request.  Unless an Event of Default is in existence at the time of such request, the Lender shall pay the costs of such additional Appraisal Report.

(d) Upon the acquisition of any Rig or refurbishment of Rigs owned by the Borrower or any of its Subsidiaries, the Borrower shall deliver to the Lender an additional Appraisal Report setting forth the Orderly Liquidation Value of such Rig dated no more than two months prior to any requested increase in the Borrowing Base as a result of such acquisition.

(e) Each Appraisal Report delivered under this Section 5.14 shall be in form, scope and substance reasonably satisfactory to the Lender.

Section 5.15 Further Assurances in General.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing or continuation statements or amendments thereto (or similar documents required by any laws of any applicable jurisdiction)), which may be required under any Legal Requirement, or which the Lender may reasonably request, all at the expense of the Borrower.  The Borrower also agrees to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  The Borrower agrees not to effect or permit any change referred to in Section 5.07(e)(i)(A) unless all filings have been made under the UCC or otherwise that are required in order for the Lender to continue at all times following such change to have, and each Loan Party agrees to take all necessary action to ensure that the Lender does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid or the Lender shall have any Commitment or there shall exist any Letter of Credit Exposure, unless the Lender and the Issuing Bank otherwise consent in writing, no Loan Party shall:

Section 6.01 Liens, Etc.  Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Excepted Liens;

(c) Liens existing on the Closing Date and described in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof;

(d) Liens encumbering the Equity Interests issued by Challenger; and

(e) other Liens securing obligations (other than Debt), actual or contingent, in an aggregate amount not greater than $100,000.00 at any time.

Section 6.02 Debts, Guaranties and Other Obligations.  Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a) Debt under the Loan Documents;

(b) Debt existing on the Closing Date and described in Schedule 6.02;

(c) Debt of the Borrower to Guarantors, of Guarantors to the Borrower and to other Guarantors and of Subsidiaries to the Borrower or other Subsidiaries; provided that (i) such Debt of any Loan Party is subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably acceptable to the Lender; and (ii) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Lender for the ratable benefit of the Secured Parties;

(d) Guarantees of the Borrower or any Wholly-Owned Subsidiary in respect of Debt or other obligations otherwise permitted hereunder of the Borrower or any Wholly-Owned Subsidiary;

(e) obligations (contingent or otherwise) of the Borrower or any Wholly-Owned Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(f) Debt consisting of cash management obligations in respect of netting services, overdraft protections and similar arrangements, in each case (x) in connection with cash management and deposit accounts and (y) incurred in the ordinary course of business;

(g) Debt consisting of the financing of insurance premiums incurred in the ordinary course of business;

(h) unsecured Subordinated Debt in an aggregate principal amount not to exceed $10,000,000.00 at any time outstanding; and

(i) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (h) above.

Section 6.03 Merger or Consolidation.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) (i) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor may merge with another Person (other than the Borrower), provided that the Guarantor shall be the continuing or surviving Person or such continuing or surviving Person if not the Guarantor, shall become a Guarantor in accordance with Section 5.12; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor.

Section 6.04 Asset Sales.  Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:

(a) Asset Dispositions of equipment or real property to the extent that (i) Asset Disposition is in the ordinary course of business and (ii) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(b) Asset Dispositions of Property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary in the ordinary course of business; provided that if the transferor of such Property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(c) Asset Dispositions by the Borrower and its Subsidiaries to any Person that is not a Loan Party or a Subsidiary of any Loan Party not otherwise permitted under this Section 6.04; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (c) shall not exceed $25,000,000.00 (or the equivalent in any other currency);

(d) Asset Dispositions permitted by Section 6.03, Investments permitted by Section 6.05 and Restricted Payments permitted by Section 6.06;

(e) leases, subleases, licenses or sublicenses of Property in the ordinary course of business and which do not materially interfere with the value of such Property;

(f) transfers of Property subject to any condemnation or eminent domain (or deed in lieu thereof) upon receipt of the Net Proceeds of such event and applied in accordance with Section 2.07(c)(iii);

(g) Asset Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries;

(h) Asset Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) Asset Dispositions of overdue accounts receivable arising in the ordinary course of business, but only in connection with the collection or compromise thereof;

(j) Asset Dispositions of Cash Equivalent Investments and cash in the ordinary course of business;

(k) voluntary terminations of Swap Contracts; and

(l) any transfer by the Borrower or any of its Subsidiaries to its customers of drill pipe and associated drilling equipment utilized in connection with a drilling contract for the employment of a drilling rig in the ordinary course of business.

Section 6.05 Investments and Acquisitions.  Make any Investments or Acquisitions without the consent of the Lender except:

(a) Acquisitions so long as:

(i) both before and after giving effect to such acquisition, no Default exists or will exist or would result therefrom (including under Section 6.15);

(ii) the Borrower has provided to the Lender and the Issuing Bank as soon as available, but not less than 5 Business Days prior to such acquisition, a copy of the information provided to the board of directors of the Borrower or other Loan Party making such acquisition;

(iii) no Loan Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect;

(iv) with respect to any Acquisition whereby the total consideration paid in connection with such acquisition (including any Debt of the acquired entity that is assumed by a Loan Party following such acquisition to the extent such Debt is permitted under this Agreement) exceeds $20,000,000.00,  the Borrower shall certify (and provide the Lender with a pro forma calculation in form and substance reasonably satisfactory to the Lender) to the Lender and the Issuing Bank that, after giving effect to completion of such acquisition, Liquidity is not less than $15,000,000.00 on a pro forma basis which includes all consideration given in connection with such acquisition, other than Equity Interests of the Borrower delivered to the seller(s) in such acquisition, as having been paid in cash at the time of making such acquisition; and

(v) the aggregate consideration paid in relation to all Acquisitions made in reliance of this clause (a) does not exceed $25,000,000.00;

(b) Investments held by any Loan Party in the form of Cash Equivalents;

(c) Existing Investments in Subsidiaries and other Investments in existence on the Closing Date and described in Schedule 6.05;

(d) Investments of a Loan Party in another Loan Party;

(e) Investments received in connection with the bankruptcy or reorganization of customers and suppliers, in each case in the ordinary course of business;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in good faith and in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(g) Investments in Bronco Mexico consisting of the contribution of the following nine Rigs: 4, 43, 53, 55, 58, 60, 72, 76 and 78.

Section 6.06 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, without the prior written consent of the Lender and the Issuing Bank except that each Subsidiary of the Borrower may make Restricted Payments to the Borrower or any of its other Wholly-Owned Subsidiaries.

The provisions of this Section 6.06 shall not prohibit:

(i) any purchase or redemption of Subordinated Debt of any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, common stock or other common Equity Interests of the Loan Party, other than common stock or other common Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan, to the extent permitted by Section 2.07(c);

(ii) any purchase or redemption of Subordinated Debt of a Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt of the Borrower or a Loan Party which is permitted to be issued pursuant to the provision of Section 6.02; and

(iii)           any payment made pursuant to Section 16 of the Warrant (as in effect on the date hereof) in connection with a sale of the Warrant by the Initial Holder or any affiliate of the Lender, so long as, both before and after giving effect to such payment, no Default exists or will exist or would result therefrom (including under Section 6.15).

Section 6.07 Change in Nature of Business.  Engage in any line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the dates hereof or any business substantially related or incidental thereto.

Section 6.08 Transactions With Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, including, without limitation, any payment by the Borrower or any of its Wholly-Owned Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise, other than on fair and reasonable terms substantially as favorable or more favorable, when taken as a whole, to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) transactions between Loan Parties, (b) otherwise permitted by this Agreement, and (c) pursuant to arrangements existing on the date hereof and set forth on Schedule 6.08, and (d) the Management Services Agreement between Bronco MENA Management LLC and Challenger and the Master Services Agreement between Bronco MENA Services LLC and Challenger.

Section 6.09 Agreements Restricting Liens and Distributions.  Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise (a) restricts the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, (ii) of any Subsidiary to Guarantee the Debt of any Loan Party, or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 6.02(e) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 6.10 Limitation on Accounting Changes or Changes in Fiscal Periods.  Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Borrower or any of its Subsidiaries to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.11 Limitation on Speculative Hedging.  (a) Purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Swap Contract for speculative purposes, (b) be party to or otherwise enter into any Swap Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’ or their Subsidiaries’ operations, (ii) is longer than the Maturity Date, or (iii) obligates any Loan Party to any margin call requirements not permitted under this Agreement, or (c) change its Risk Management Policy without the Lender’s and the Issuing Bank’s prior written consent.

Section 6.12 Operating Leases.  Enter into or remain liable upon any Operating Lease, except for Operating Leases which have Operating Lease Obligations of not more than $5,000,000.00 at any one time outstanding.

Section 6.13 Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Swap Contracts permitted to be incurred under the terms of Section 6.02.

Section 6.14 Subordinated Debt.  (a) Make any optional, mandatory or scheduled payments (each whether by redemption, purchase, retirement, defeasance, set-off or otherwise in respect of Subordinated Debt) on account of (i) principal unless the aggregate principal amount of such Subordinated Debt is being repaid in full with Net Equity Issuance Proceeds or is permitted by Section 6.06 or (ii) interest in excess of an aggregate amount of $1,000,000.00  during any fiscal year; or (b) permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Subordinated Debt is outstanding if such waiver, supplement, modification, amendment, termination or release would (i) increase the maximum principal amount of such Subordinated Debt or the ordinary interest rate or the default interest rate on such Subordinated Debt; (ii) change the dates upon which payments of principal or interest are due on such Subordinated Debt; (iii) change any event of default or add any covenant with respect to such Subordinated Debt; (iv) change the payment, redemption or prepayment provisions of such Subordinated Debt; (v) change the subordination provisions thereof; or (vi) change or amend any other term, if in each case such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Loan Party or any Secured Party.

Section 6.15 Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio for the four consecutive Fiscal Quarters ending hereafter to be more than 3.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment.  The Borrower shall fail to pay (i) any principal of any Advance or reimburse any drawing under any Letter of Credit when the same becomes due and payable, (ii) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within 3 Business Days after the same becomes due and payable or (iii) any mandatory prepayment required by Section 2.07 within 5 Business Days after the same becomes due and payable;

(b) Representation and Warranties.  Any representation or statement made or deemed to be made by the Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches.  Any Loan Party shall (i) fail to perform or observe any covenant contained in Sections 5.01(a), 5.07(a) (only with respect to a Default hereunder), 5.07(e)(i)(I), 5.11, 5.12, 5.14(a), (b) and (c) and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days;

(d) Cross-Default.  (i) Any Loan Party shall fail to pay any principal of or premium or interest on any of its Debt which, individually or in the aggregate, is outstanding in a principal amount of at least $2,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $2,000,000.00 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt;

(e) Insolvency.  Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction.

(f) Judgments.  Any judgment, decree or order for the payment of money shall be rendered against any Loan Party in an amount in excess of $2,000,000.00 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (f) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and a creditworthy insurer (as determined by the Lender in its reasonable business judgment) covering full payment thereof and (B) such insurer has been notified, and has acknowledged its responsibility for the claim made for payment, of the amount of such judgment, order, award or settlement.

(g) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000.00, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000.00.

(h) Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

(i) Security Documents.  The Lender shall fail to have an Acceptable Security Interest in any five Rigs or material portion of the other Collateral.

(j) Change in Control.  A Change of Control shall occur.

Section 7.02 Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event:

(a) the Lender may, by notice to the Borrower (i) declare the Commitment and the obligation of the Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Lender or the Issuing Bank, deposit with the Lender into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Lender may proceed to enforce its rights and remedies under the Security Documents, this Agreement and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a) (i) the Commitment and the obligation of the Lender and the Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Lender into the LC Cash Collateral Account an amount of cash in Dollars equal to 105% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c) the Lender may proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.04 Non-exclusivity of Remedies.  No remedy conferred upon the Lender and the Issuing Bank is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05 Right of Set-off.  If an Event of Default shall have occurred and be continuing, the Lender, the Issuing Bank, and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or the Issuing Bank, irrespective of whether or not the Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender, the Issuing Bank or their respective Affiliates may have.  The Lender and the Issuing Bank agree to notify the Borrower and the Lender promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06 Application of Proceeds.  From and during the continuance of any Event of Default, any Property actually received by the Lender pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Obligations, shall be applied in the following order:

(a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Lender’s agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which the Lender or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(b) Second, to the ratable payment of accrued but unpaid fees of the Lender, commitment fees, letters of credit owing to the Lender and the Issuing Bank in respect of the Advances and Letters of Credit under this Agreement;

(c) Third, to the ratable payment of accrued but unpaid interest on the Advances then due and payable under this Agreement;

(d) Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Lender and the Issuing Bank;

(e) Fifth, ratably, according to the unpaid termination amounts thereof, to the payment of all obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Swap Contract, if any, then due and payable;

(f) Sixth, to the ratable payment of any other outstanding Obligations then due and payable; and

(g) Seventh, any excess after payment in full of all Obligations shall be paid to the Borrower or any other Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

Section 7.07 Lender’s Account.  The Borrower and the Lender shall establish the Lender's Account and the Borrower shall execute any documents and agreements, including the Lender’s standard form assignment of deposit accounts, that the Lender reasonably requests in connection therewith to establish the Lender's Account and grant the Lender an Acceptable Security Interest in such account and the funds therein.  The Borrower hereby pledges to the Lender and grants the Lender a security interest in the Lender's Account, all funds held therein from time to time, and all proceeds thereof as security for the payment of the Obligations.  Funds held in the Lender's Account shall be held as cash collateral for the Obligations.  After the occurrence and during the continuance of an Event of Default, funds held in the Lender's Account shall be held as cash collateral for the Obligations and promptly applied by the Lender to any outstanding Obligations that exist or occur.  Provided that no Default or Event of Default has occurred and is continuing, to the extent that any surplus funds are held in the Lender's Account above the outstanding Advance, the Lender may release to the Borrower at the Borrower’s written request any funds held in the Lender's Account.  The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Lender's Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.  Funds held in the Lender’s Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Lender or in another investment if mutually agreed upon by the Borrower and the Lender, but the Lender shall have no other obligation to make any other investment of the funds therein.  The Lender shall exercise reasonable care in the custody and preservation of any funds held in the Lender’s Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Lender accords its own property, it being understood that the Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

ARTICLE VIII

THE GUARANTY

Section 8.01 Liabilities Guaranteed.  Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02 Nature of Guaranty.  This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Guarantor.  This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitment is terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding.  The Borrower and the Lender may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lender and the Issuing Bank may waive any Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations.  This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by the Lender and the Issuing Bank upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.  This guaranty may be enforced by the Lender and the Issuing Bank and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations.  Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lender and the Issuing Bank being conclusively presumed by the Lender’s or the Issuing Bank’s request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03 Lender’s and Issuing Bank’s Rights.  Each Guarantor authorizes the Lender and the Issuing Bank, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Lender and the Issuing Bank in their discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04 Guarantor’s Waivers.

(a) General.  Each Guarantor waives any right to require the Lender and the Issuing Bank to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lender’s or the Issuing Bank’s powers whatsoever.  It is agreed between the Guarantors and the Lender and the Issuing Bank that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Lender and the Issuing Bank would not extend or continue to extend credit under this Agreement.  The Lender and the Issuing Bank shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations.  Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason.  Whether and when to exercise any of the remedies of the Lender and the Issuing Bank under any of the Loan Documents shall be in the sole and absolute discretion of the Lender and the Issuing Bank, and no delay by the Lender or the Issuing Bank in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b) In addition to the waivers contained in Section 8.04(a) hereof and to the maximum extent permitted by applicable law, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Lender (or any agent therefor) of, this Guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII.  The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Lender, the Issuing Bank, the Borrower or any other Person that executes a Loan Document.  The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Lender, the Issuing Bank, the Borrower or any other Person that executes a Loan Document.

(c) Subrogation.  Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lender or the Issuing Bank now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Lender or the Issuing Bank.

Section 8.05 Maturity of Obligations, Payment.  Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor.  Each Guarantor will, forthwith upon notice from the Lender or the Issuing Bank, jointly and severally pay to the Lender or the Issuing Bank, as applicable, the amount due and unpaid by the Borrower and guaranteed hereby.  The failure of the Lender or the Issuing Bank to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06 Lender’s Expenses.  If any Guarantor fails to pay the Obligations after notice from the Lender or the Issuing Bank of the Borrower’s failure to pay any Obligations at maturity, and if the Lender or the Issuing Bank obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to the Lender or the Issuing Bank the Lender’s or the Issuing Bank’s, as applicable, reasonable attorneys’ fees.

Section 8.07 Liability.  It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08 Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations.  Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Modifications, etc.  Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and the Lender and the Issuing Bank, or any other Person, pertaining to the Obligations, or the waiver or consent by the Lender with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Guarantor or Borrower are subordinated to the claims of the Lender and the Issuing Bank or pursuant to which the Obligations are subordinated to claims of other creditors;

(b) Adjustment, etc.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Lender or the Issuing Bank to the Borrower or any Guarantor or any Person liable on the Obligations;

(c) Condition of the Borrower or any Guarantor.  The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any other Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any other Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any other Guarantor; or any reorganization of the Borrower or any other Guarantor;

(d) Invalidity of Obligations.  The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Release of Obligors.  Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantor, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lender or the Issuing Bank will look to other parties to perform the Obligations;

(f) Other Security.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Release of Collateral etc.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) Care and Diligence.  The failure of the Lender or the Issuing Bank or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i) Status of Liens.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j) Payments Rescinded.  Any payment by the Borrower to the Lender or the Issuing Bank is held to constitute a preference under the bankruptcy laws, or for any reason the Lender or the Issuing Bank are required to refund such payment or pay such amount to the Borrower or someone else; or

(k) Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09 Subordination of All Guarantor Claims.

(a) As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor.  The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations.

(b) The Borrower and each Guarantor hereby (i) authorize the Lender and the Issuing Bank to demand specific performance of the terms of this Section 8.09, whether or not the Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lender and the Issuing Bank shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lender and the Issuing Bank, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lender and the Issuing Bank.

(d) No right of the Lender and the Issuing Bank or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10 Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lender and the Issuing Bank shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to the Lender and the Issuing Bank.  Should the Lender or the Issuing Bank receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lender or the Issuing Bank, as applicable, to the extent that such payments to the Lender or the Issuing Bank on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Lender or the Issuing Bank had not received dividends or payments upon the Guarantor Claims.

Section 8.11 Payments Held in Trust.  In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which are prohibited by such Sections, such Guarantor agrees to hold in trust for the Lender and the Issuing Bank an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Lender and the Issuing Bank, and each Guarantor covenants promptly to pay the same to the Lender and the Issuing Bank.

Section 8.12 Benefit of Guaranty.  The provisions of this Article VIII are for the benefit of the Lender, the Issuing Bank, their successors, and their permitted transferees, endorsees and assigns.  In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lender or the Issuing Bank, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lender” or the “Issuing Bank”, as the case may be, herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13 Reinstatement.  This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lender and the Issuing Bank, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14 Liens Subordinate.  Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor or the Lender or the Issuing Bank presently exist or are hereafter created or attach.

Section 8.15 Guarantor’s Enforcement Rights.  Without the prior written consent of the Lender and the Issuing Bank, until the Obligations have been paid in full, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by Guarantor.

Section 8.16 Limitation.  It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor.  Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 8.17 Contribution Rights.

(a) To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

Section 8.18 Release of Guarantors.  Upon the sale or disposition of any Guarantor pursuant to the terms of this Agreement to any Person other than the Borrower or any other Guarantor, the Lender and the Issuing Bank shall, at the Borrower’ expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Guarantor from this Agreement and the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, the Issuing Bank, the Borrower, and each Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02 Notices, Etc.

(a) General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given on the next business day for the recipient) and confirmed received.  Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Lender and the Issuing Bank.  The Lender and the Issuing Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail.  Notices and other communications to the Lender and the Issuing Bank hereunder may, if the Lender or the Issuing Bank, as applicable, agrees, be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender or the Issuing Bank, as applicable, in its sole discretion, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II if the Lender has notified the Borrower that it is incapable of receiving notices under such Article by electronic communication.  The Lender, the Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  Notices of Default may not, under any circumstances, be delivered by electronic communication or facsimile.

(d) Reliance by the Lender and the Issuing Bank.  Each of the Lender and the Issuing Bank shall be entitled to rely and act upon any notices (including telephonic Advance Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  THE BORROWER SHALL INDEMNIFY THE LENDER, THE ISSUING BANK AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF THE BORROWER.  All telephonic notices to and other communications with the Lender or the Issuing Bank may be recorded by the Lender or the Issuing Bank, as applicable, and each of the parties hereto hereby consents to such recording.

Section 9.03 No Waiver; Cumulative Remedies.  No failure on the part of the Lender or the Issuing Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.04 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees out-of-pocket fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender or the Issuing Bank and the cost of independent public accountants and other outside experts retained by the Lender or the Issuing Bank.  All amounts due under this Section 9.04 shall be payable within 10 Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

Section 9.05 Indemnification.  THE BORROWER SHALL INDEMNIFY THE LENDER, THE ISSUING BANK AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE, OR ADMINISTRATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT OR ADVANCE OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, (C) ANY ACTION TAKEN OR OMITTED BY THE LENDER OR THE ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE LENDER’S OR THE ISSUING BANK’s OWN NEGLIGENCE), (D) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING (OTHER THAN THROUGH ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 9.05 SHALL BE PAYABLE WITHIN 10 BUSINESS DAYS AFTER DEMAND THEREFOR.  THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE TERMINATION OF THE COMMITMENT AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 9.06 Successors and Assigns.

(a) Generally.  The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Issuing Bank and neither of the Lender nor the Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Lender and the Issuing Bank.  Each of the Lender and the Issuing Bank may, without the consent of any Loan Party, assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it, and participations in Letter of Credit Obligations at the time owing to it.  From and after the execution, delivery and recording thereof by the Lender in the advance record, from and after the effective date specified in such assignment, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Lender hereunder and (B) the assigning Lender or the assigning Issuing Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, the Lender or the Issuing Bank, as applicable, shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 9.04 and 9.05 and is subject to Section 2.09(e) and Section 2.15, with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by the Lender or the Issuing Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by the Lender or the Issuing Bank, as applicable, of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Advance Record.  The Lender shall maintain at its Applicable Lending Office a copy of each assignment delivered to and accepted by it and a record showing the names and addresses of the Lender and the Commitments of, and principal amount of the Advances owing to, the Lender from time to time (the “Advance Record”).  The entries in the Advance Record shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Issuing Bank and the Lender may treat each Person whose name is recorded in the Advance Record as the Lender hereunder for all purposes of this Agreement.  The Advance Record shall be available for inspection by any Loan Party, the Issuing Bank or the Lender at any reasonable time and from time to time upon reasonable prior notice.  The Advance Record may be in the form of accounts due.

(d) Participations.  The Lender and the Issuing Bank may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including its participations in Letter of Credit Obligations) owing to it); provided that (i) the Lender’s or the Issuing Bank’s, as applicable, obligations under this Agreement shall remain unchanged, (ii) the Lender or the Issuing Bank, as applicable, shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender or the Issuing Bank, as applicable, in connection with the Lender’s or the Issuing Bank’s, as applicable, rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender or the Issuing Bank sells such a participation shall provide that the Lender or the Issuing Bank, as applicable, shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender or the Issuing Bank, as applicable, will not, without the consent of the Participant, agree to any amendment, waiver or other modification that (A) releases a material portion of the Collateral (except as expressly permitted by this Agreement), (B) reduces the interest rate applicable to Advances, (C) increases the Commitment, (D) reduces the fees payable hereunder or (E) extends the Maturity Date.  Subject to subsection (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 9.04 and 9.05 and by becoming a Participant agrees to be subject to Sections 2.09(e), 2.15 and 9.07 to the same extent as if it were the Lender or the Issuing Bank, as applicable, and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the Lender or the Issuing bank, as applicable, would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent.  A Participant that would be a Foreign Lender if it were the Lender or the Issuing Bank, as applicable, shall not be entitled to the benefits of Section 2.11 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were the Lender or the Issuing Bank, as applicable.

(f) The Lender or the Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender or the Issuing Bank, as applicable, including any pledge or assignment to secure obligations to a Governmental Authority; provided that no such pledge or assignment shall release the Lender or the Issuing Bank, as applicable, from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender or the Issuing Bank, as applicable, as a party hereto.

Section 9.07 Confidentiality.  Each of the Lender and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any Governmental Authority and any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or the Issuing Bank on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Loan Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.08 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.09 Survival of Representations, etc.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender and the Issuing Bank, regardless of any investigation made by the Lender or the Issuing Bank or on their behalf and notwithstanding that the Lender or the Issuing Bank may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 9.10 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate.  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.12 Governing Law.  This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 9.13 SUBMISSION TO JURISDICTION.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH LOAN PARTY, THE LENDER AND THE ISSUING BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH LOAN PARTY, THE LENDER AND THE ISSUING BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, EACH LOAN PARTY, THE LENDER AND THE ISSUING BANK WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b) Each Loan Party has irrevocably appointed C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to accept on its behalf service of copies of any summons or complaint or any other process which may be served in any such action.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c) Nothing in this Section 9.13 shall affect the right of the Lender or the Issuing Bank to serve legal process in any other manner permitted by law or affect the right of the Lender or the Issuing Bank to bring any action or proceeding against any Loan Party (as the Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 9.14 WAIVER OF JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.15 ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

EXECUTED as of the date first above written.

BORROWAR:

BRONCO DRILLING COMPANY, INC.

By: /s/ Zachary M. Graves

Name: Zachary M. Graves

Title: Chief Financial Officer, Secretary and Treasurer

GUARANTORS:

BRONCO EXPLORATION AND PRODUCTION LLC

By: /s/ Zachary M. Graves

Name: Zachary M. Graves

Title: Manager

BRONCO MENA INVESTMENTS LLC

BRONCO MENA SERVICES LLC

BRONCO MENA MANAGEMENT LLC

HAYS TRUCKING, INC.

MID-STATES OILFIELD MACHINE, LLC

SADDLEBACK DRILLING, LLC

SADDLEBACK PROPERTIES, LLC

By: /s/ Zachary M. Graves

Name: Zachary M. Graves

Title: Chief Financial Officer

EAGLE WELL SERVICE, INC.

By: /s/ Zachary M. Graves

Name: Zachary M. Graves

Title: Chief Financial Officer

Signature Page to Credit Agreement

Bronco Drilling Company, Inc.

LENDER AND ISSUING BANK:

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA,

By: /s/ Luis R. Frias Humphrey

Name: Luis R. Frias Humphrey

Title: Attorney-in-fact

EXHIBIT A

COMPLIANCE CERTIFICATE

[For Fiscal Quarter Ended _______________]
[For Fiscal Year Ended _________________]

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

C.P. 11000 Mexico, D.F.

Carlos A. Facha Lara

Impulsora del Desarrollo y el Empleo en America Latina, S.A.B. de C.V.

Ladies and Gentlemen:

This certificate dated as of ______________, ____________ is prepared pursuant to the Credit Agreement dated as of September __, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among BRONCO DRILLING COMPANY, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto, BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and as Issuing Bank (the “Issuing Bank”). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Borrower hereby certifies (a) [that no Default or Event of Default has occurred and is continuing] [that except as listed on Schedule 1 hereto no other Default or Event of Default has occurred and is continuing], (b) that all of the representations and warranties made by each of the Loan Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date, or if expressly made as of an earlier date, as of such earlier date, and (c) that as of the date hereof, the following amounts and calculations are true and correct:

1.           Section 6.15 – Maximum Total Leverage Ratio

(a) Consolidated Debt	$_____________________
(b) Consolidated EBITDA	$_____________________
Maximum Total Leverage Ratio = (a) divided by (b)	_____________________
Maximum Total Leverage Ratio permitted under Section 6.15 of Credit Agreement	3.50 to 1.00
Compliance	Yes No

IN WITNESS WHEREOF, I have hereto signed my name to this Compliance Certificate as of ________________, _______.

BRONCO DRILLING COMPANY, INC.

By:  ______________________________

Name: ____________________________

Title: _____________________________

EXHIBIT B

FORM OF NOTE

Amount of the Advance: US $_______________                                                                                                           September __, 2009

For value received, the undersigned BRONCO DRILLING COMPANY, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA (“Payee”), or registered assigns, the principal amount of _______________  Dollars ($_______________) (the “Advance”), together with interest on the unpaid principal amount of the Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement.

The Disbursement Maturity Date in relation to this Advance is _______________ .

This Note is one of the notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of September __, 2009 (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and Issuing Bank  (the “Issuing Bank”).

Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Commitment, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement and (c) contains provisions for the payment of certain additional amounts in respect of Indemnified Taxes.

Both principal and interest are payable in lawful money of the United States of America to the Lender at the location or address specified by the Lender to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.

This Note is secured by the Security Documents and guaranteed pursuant to the terms of Article VIII of the Credit Agreement.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

[Remainder of this page is intentionally blank]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

BRONCO DRILLING COMPANY, INC.

By:______________________________

Name: ___________________________

Title: ____________________________

EXHIBIT C

NOTICE OF ADVANCE

[Date]

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

C.P. 11000 Mexico, D.F.

Carlos A. Facha Lara

Impulsora del Desarrollo y el Empleo en America Latina, S.A.B. de C.V.

Ladies and Gentlemen:

The undersigned, BRONCO DRILLING COMPANY, INC., a Delaware corporation (“Borrower”), the Guarantors party thereto and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and Issuing Bank  (the “Issuing Bank”), are parties to that certain Credit Agreement dated as of September __, 2009 (as the same may be amended or modified from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Advance unless otherwise defined in this Notice of Advance). The undersigned gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests an Advance, and in connection with that request sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 2.02(a) of the Credit Agreement:

(a)	The Business Day of the Proposed Advance is _________________, ______.

(b)	The aggregate amount of the Proposed Advance is $__________________.

(c)	The Interest Period for the Proposed Advance is __________ month[s].

(d)	The Disbursement Maturity Date for the Proposed Advance is the expiration date of the Interest Period specified in clause (c) above.

(e)           Proceeds of the Proposed Advance shall be disbursed as set forth on Schedule 1 hereto.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

(i)
the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects, on and as of the date of the Proposed Advance, before and after giving effect to such Proposed Advance and to the application of the proceeds therefrom, as though made on the date of the Proposed Advance other than any representations and warranties that expressly refer to a specific date other than the date of the Proposed Advance, in which case as of such specific date;

(ii)	no Default or Event of Default has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds therefrom;

(iii)
after giving effect to such Proposed Advance, the aggregate outstanding principal amount of the sum of (x) all Advances plus (y) the Letter of Credit Exposure will not exceed the lesser of (1) aggregate amount of the Commitments and (2) the Borrowing Base; and

(iv)
no material adverse change has occurred and is continuing with respect to the Rigs detailed in the most recently delivered Appraisal Reports pursuant to Section 5.14 of the Credit Agreement or in the most recent Borrowing Base Report pursuant to Section 5.06(d).

Very truly yours,

BRONCO DRILLING COMPANY, INC.

By:______________________________

Name: ___________________________

Title: ____________________________

Schedule 1 to Notice of Advance

The proceeds of the Proposed Advance shall be disbursed as follows:

Amount	Bank (and ABA Number) and Account Number	Any identifying information

EXHIBIT D

FORM OF PLEDGE AGREEMENT

This Pledge Agreement dated as of _________ __, 2009 (this “Pledge Agreement”) is among Bronco Drilling Company, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower identified on the signature pages hereto and such other Persons as may become Subsidiaries of Borrower and party hereunder after the date hereof (together with the Borrower, collectively, the “Pledgors”, and each, a “Pledgor”), and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as secured party (the "Secured Party").

INTRODUCTION

WHEREAS, the Borrower, certain Subsidiaries of the Borrower (collectively with the Borrower, the "Pledgors"), and the Secured Party have executed and delivered that certain Credit Agreement dated as of the date hereof (the "Credit Agreement") among the Pledgors, and the Secured Party;

WHEREAS, each Subsidiary has guaranteed the Obligations under the Credit Agreement pursuant to Article VIII thereof (the “Guaranty”);

WHEREAS, the obligation of the Secured Party to make Revolving Advances is conditioned upon the execution and delivery by each Pledgor of this Pledge Agreement, and the Pledgors have agreed to enter into this Pledge Agreement;

NOW, THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby agrees with the Secured Party for its benefit as follows:

Section 1. Definitions.

(a) All capitalized terms used herein but not otherwise defined herein that are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement.  Any terms defined in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York as of the date hereof (“UCC”) and not otherwise defined herein shall have the meanings assigned to such terms in the UCC.

(b) All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of, and Schedules and Exhibits to, this Security Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement.  As used herein, the term "including" means "including, without limitation,".  Paragraph headings have been inserted in this Pledge Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Pledge Agreement and shall not be used in the interpretation of any provision of this Pledge Agreement.

Section 2. Pledge.

(a) Grant of Pledge.  Each Pledgor hereby pledges to the Secured Party, and grants to the Secured Party, for its benefit, a continuing lien on and security interest in the Pledged Collateral, as defined in Section 2(b) below.  This Pledge Agreement shall secure all Obligations of the Pledgors now or hereafter existing under the Guaranty and the other Loan Documents to which any Pledgor is a party, including any extensions, modification, substitutions, amendments, and renewals thereof, whether for principal, interest, fees, expenses, indemnifications or otherwise, in each case including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended.  All such obligations shall be referred to in this Pledge Agreement as the “Secured Obligations”.

(b) Pledged Collateral.  “Pledged Collateral” shall mean all of each Pledgor’s right, title, and interest in the following, whether now owned or hereafter acquired by such Pledgor:

(i) all of the membership interests listed in the attached Schedule I issued to such Pledgor (the “Membership Interests”), all such additional membership interests of any issuer of such interests now owned or hereafter acquired by such Pledgor, the certificates (if any) representing the Membership Interests and all such additional membership interests, all of Pledgor’s rights, privileges, authority, and powers as a member of the issuer of such Membership Interests under the applicable limited liability company operating agreement or similar constitutive document of such issuer or under any applicable Legal Requirement, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Membership Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Membership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Membership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Membership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Membership Interests distributions”);

(ii) all of the general and limited partnership interests listed in the attached Schedule I issued to Pledgor (the “Partnership Interests”), all such additional limited or general partnership interests of any issuer of such Partnership Interests now owned or hereafter acquired by Pledgor, the certificates (if any) representing the Partnership Interests and all such additional partnership interests, all of Pledgor’s rights, privileges, authority, and powers as a limited or general partner of the issuer of such Partnership Interests under the applicable partnership agreement or limited partnership agreement or similar constitutive document of such issuer or under any applicable Legal Requirement, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Partnership Interests,  including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Partnership Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Partnership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Partnership Interests or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Partnership Interest distributions”);

(iii) all of the shares of stock listed in the attached Schedule I issued to Pledgor (the “Pledged Shares”), all such additional shares of stock of any issuer of such Pledged Shares now owned or hereafter issued to Pledgor, the certificates representing the Pledged Shares and all such additional shares, all of Pledgor’s rights, privileges, authority, and powers as a shareholder of the issuer of such Pledged Shares under the applicable articles of incorporation, certificate of incorporation, bylaws or similar constitutive document of such issuer or under any applicable Legal Requirements, and all rights to money or Property which Pledgor now has or hereafter acquires in respect of the Pledged Shares, including, without limitation, (A) any Proceeds from a sale by or on behalf of Pledgor of any of the Pledged Shares, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the Pledged Shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Shares or the ownership thereof other than distributions received by Pledgor in compliance with the Loan Documents (collectively, the “Pledged Shares distributions”);

(iv) all of the equity interests in joint venture companies listed in the attached Schedule I issue to such Pledgor (the “JV Interests”), all such additional equity interests of any issuer of such JV Interests now owned or hereafter issued to such Pledgor, the certificates representing the JV Interests and all such additional equity interests, all of such Pledgor’s rights, privileges, authority, and powers as an equity interest holder of such joint venture company under the applicable constitutive documents of such joint venture company or under any applicable Legal Requirement, and all rights to money or Property of such Pledgor of any of the JV Interests which such Pledgor now has or hereafter acquires with respect of the JV Interests, including, without limitation, (A) any Proceeds from a sale by or on behalf of such Pledgor of any of the JV Interests, and (B) any distributions, dividends, cash, instruments and other Property from time to time received or otherwise distributed in respect of the JV Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investments or otherwise attributable to the JV Interests or the ownership thereof other than distributions received by such Pledgor in compliance with the Loan Documents (collectively the “JV Interest distributions”; together with the Membership Interest distributions, the Partnership Interest distributions and the Pledged Shares distributions, the “distributions”);

(v) all additions and accessions to, substitutions and replacements of, and all products and proceeds from the Pledged Collateral described in paragraphs (i), (ii), (iii) and (iv) of this Section 2(b).

Notwithstanding anything to the contrary in this Pledge Agreement, "Pledged Collateral" shall exclude any equity interests issued by Challenger, unless Challenger shall become a  Wholly-Owned Subsidiary of the Borrower.

(c) Delivery of Pledged Collateral.  All certificates or instruments, if any, representing the Pledged Collateral shall be delivered to the Secured Party and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party.  After the occurrence and during the continuance of an Event of Default, the Secured Party shall have the right, to transfer to or to register in the name of the Secured Party or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2(d).  In addition, after the occurrence and during the continuance of an Event of Default, the Secured Party shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.

(d) Rights Retained by Pledgor.  Notwithstanding the pledge in Section 2(a), so long as no Event of Default shall have occurred and remain uncured:

(i) each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to the Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that such Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a materially adverse effect on the value of the Pledged Collateral;

(ii) except as otherwise provided in the Credit Agreement, each Pledgor shall be entitled to receive and retain any dividends and other distributions paid on or in respect of the Pledged Collateral and the Proceeds of any sale of the Pledged Collateral and all payments of principal and interest on loans and advances made by such Pledgor to the issuer of the Pledged Collateral; and

(iii) at and after such time as voting and other consensual rights have been terminated pursuant to Section 5 hereof, each Pledgor shall execute and deliver (or cause to be executed and delivered) to the Secured Party all proxies and other instruments as the Secured Party may reasonably request to (A) enable the Secured Party to exercise the voting and other rights which such Pledgor is entitled to exercise pursuant to subsection (i) of this Section 2(d), and (B) to receive the dividends or other distributions and Proceeds of sale of the Pledged Collateral and payments of principal and interest which such Pledgor is authorized to receive and retain pursuant to paragraph (ii) of this Section 2(d).

Section 3. Pledgor’s Representations and Warranties.  Each Pledgor represents and warrants to the Secured Party, insofar as the same relate to such Pledgor’s assets, actions, statements and business, as follows:

(a) The Pledged Collateral listed on the attached Schedule I that was issued by any of Borrower's Subsidiaries has been duly authorized and validly issued and is fully paid and in regard to the Pledged Shares nonassessable.

(b) Each Pledgor is the legal and beneficial owner of the Pledged Collateral indicated on Schedule I, free and clear of any Lien or option except for (i) the security interest created by this Pledge Agreement and (ii) other Excepted Liens.

(c) No authorization, authentication, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required either (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by such Pledgor (except to the extent that financing statements are required under the UCC to be filed in order to maintain a perfected security interest) or (ii) for the exercise by the Secured Party of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(d) Such Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Pledged Collateral to the Secured Party.

(e) The Membership Interests listed on Schedule I constitute 100% or, with respect to Membership Interests issued by any Foreign Subsidiary, 65% of the issued and outstanding membership interests of each respective issuer thereof and all or, with respect to Membership Interests issued by any Foreign Subsidiary, 65% of the Membership Interests in which any Pledgor has any ownership interest.  The Partnership Interests listed on the attached Schedule I constitute 100% or, with respect to Partnership Interests issued by any Foreign Subsidiary, 65% of the issued and outstanding partnership interests of the respective issuer thereof and all or, with respect to Partnership Interests issued by any Foreign Subsidiary, 65% of the Partnership Interests in which any Pledgor has any ownership interest.  The Pledged Shares listed on the attached Schedule I constitute 100% or, with respect to Pledged Shares issued by any Foreign Subsidiary, 65% of the issued and outstanding shares of capital stock of the respective issuer thereof and all or, with respect to Pledged Shares issued by any Foreign Subsidiary, 65% of the Pledged Shares in which Pledgor has any ownership interest.  The JV Interests listed on Schedule I constitute 100% or, with respect to JV Interests issued by any Foreign Subsidiary, 65% of the JV Interests in which any Pledgor has any ownership interest.

(f) The name of each Pledgor set forth on the signature pages to this Pledge Agreement is the exact legal name of such Pledgor.

Section 4. Pledgors’ Covenants.  During the term of this Pledge Agreement and until all of the Secured Obligations have been fully and finally paid and discharged in full, each Pledgor covenants and agrees with the Secured Party that:

(a) Protect Collateral.  Each Pledgor will warrant and defend the rights and title herein granted unto the Secured Party in and to the Pledged Collateral (and all right, title, and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever.

(b) Transfer, Other Liens, and Additional Shares.  Each Pledgor will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for (A) the Liens and security interest under any Loan Document and (B) Excepted Liens.  Each Pledgor further agrees that it will (1) cause each issuer of the Pledged Collateral that is a Subsidiary of the Borrower not to issue any other membership interests, partnership interests, capital stock, joint venture interests or other securities in addition to or in substitution for the Pledged Collateral issued by such issuer, except to Pledgor and (2) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any additional membership interests, partnership interests, capital stock, joint venture interests or other securities of an issuer of the Pledged Collateral.  No Pledgor shall approve any amendment or modification of any of the Pledged Collateral unless it shall have given at least ten Business Days’ prior written notice (or such lesser period as may be agreed by the Secured Party in writing) to the Secured Party and such amendment or modification would not be materially adverse to the interests of the Secured Party.

(c) Jurisdiction of Formation.  No Pledgor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent constitutive documents if such amendment, supplement, modification or restatement would be materially adverse to the interests of the Lenders.  No Pledgor shall change its name, jurisdiction of organization or cease to be a registered organization without giving Secured Party thirty (30) days prior written notice of such change.

(d) Further Assurances.  Each Pledgor agrees that, at its sole cost and expense, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary and that the Secured Party may reasonably request, in order to perfect, maintain and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

Section 5. Remedies upon Default.  If any Event of Default shall have occurred and be continuing:

(a) UCC Remedies.  To the extent permitted by law, the Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).  This Pledge Agreement shall not be construed to authorize the Secured Party to take any action prohibited by the UCC or to constitute a waiver by the Pledgor of any right that the UCC does not permit the Pledgor to waive.

(b) Dividends and Other Rights.

(i) All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2(d)(i) may be exercised by the Secured Party if the Secured Party so elects and all rights of Pledgor to receive the dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which it would otherwise be authorized to receive and retain pursuant to Section 2(d)(ii) shall cease if the Secured Party so elects.

(ii) All dividends and other distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral that are thereafter received by Pledgor shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of Pledgor, and shall be promptly paid over to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c) Sale of Pledged Collateral.  The Secured Party may sell all or part of the Pledged Collateral at public or private sale, at any of the Secured Party’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable in accordance with applicable laws.  Each Pledgor agrees that to the extent permitted by law such sales may be made without notice.  Each Pledgor hereby deems 10 days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Pledged Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable.  The Secured Party shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given.  The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor shall cooperate fully with the Secured Party in all respects in selling or realizing upon all or any part of the Pledged Collateral.  In addition, each Pledgor shall fully comply with federal and state securities laws and take such actions as may be necessary to permit the Secured Party to sell or otherwise dispose of any securities representing the Pledged Collateral in compliance with such laws.

(d) Exempt Sale.  If, in the opinion of the Secured Party, there is any question that a public or semipublic sale or distribution of any Pledged Collateral will violate any state or federal securities law, the Secured Party in its discretion (i) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (ii) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by the Secured Party shall be deemed to be not “commercially reasonable” solely because so made.  Each Pledgor shall cooperate fully with the Secured Party in all reasonable respects in selling or realizing upon all or any part of the Pledged Collateral.

(e) Application of Collateral. The proceeds of any sale, or other realization upon all or any part of the Collateral pledged by each Pledgor shall be applied by the Secured Party as set forth in Section 7.06 of the Credit Agreement.

(f) Cumulative Remedies.  Each right, power and remedy herein specifically granted to the Secured Party or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time to time as often and in such order as may be deemed expedient by the Secured Party in its sole discretion.  No failure on the part of the Secured Party to exercise, and no delay in exercising, and no course of dealing with respect to, any such right, power or remedy, shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right.

Section 6. Secured Party as Attorney-in-Fact for Pledgors.

(a) Secured Party Appointed Attorney-in-Fact.  Each Pledgor hereby irrevocably appoints the Secured Party as such Pledgor’s attorney-in-fact, with full authority after the occurrence and during the continuance of an Event of Default to act for such Pledgor and in the name of such Pledgor, and, in the Secured Party’s discretion, subject to such Pledgor’s revocable rights specified in Section 2(d), to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse, and collect all instruments made payable to the Pledgor representing the proceeds of the sale of the Pledged Collateral, or any distribution in respect of the Pledged Collateral and to give full discharge for the same.  Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

(b) Secured Party May Perform.  The Secured Party may from time to time, at its option and expense, perform any act which any Pledgor agrees hereunder to perform and which such Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default) and the Secured Party may from time to time take any other action which the Secured Party reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein.  The Secured Party shall be obligated to provide notice to such Pledgor of any action taken hereunder by telecopy or by registered mail.

(c) Secured Party Has No Duty.  The powers conferred on the Secured Party hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers.  Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Pledged Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

(d) Reasonable Care.  The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

Section 7. Miscellaneous.

(a) Expenses.  Each Pledgor will upon demand pay to the Secured Party for its benefit the amount of any reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts, which the Secured Party may incur in connection with (i) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Pledged Collateral, (ii) the exercise or enforcement of any of the rights of the Secured Party hereunder, and (iii) the failure by any Pledgor to perform or observe any of the provisions hereof.

(b) Amendments, Etc.  No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by any Pledgor herefrom shall be effective unless made in writing and authenticated by the Borrower, Pledgor affected thereby and the Secured Party.  In addition, no such amendment or waiver shall be effective unless given or entered into with the necessary approvals under the terms of the Credit Agreement.  Any such waiver or consent, by the Secured Party shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, additional Persons may become Pledgors under this Security Agreement without consent of any other Pledgor through execution and delivery to the Secured Party of an Assumption to the Pledge Agreement in the form of Annex 1 hereto or any other form of supplement acceptable to the Secured Party.  Nothing in this Section 7 shall be construed to permit any Pledgor to form a Subsidiary unless expressly permitted to do so under the Credit Agreement.

(c) Addresses for Notices.  All notices and other communications provided for hereunder shall be in the manner and to the addresses set forth in the Credit Agreement.

(d) Continuing Security Interest; Transfer of Interest.  This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and, unless expressly released by the Secured Party, shall (i) remain in full force and effect until payment in full and termination of the Secured Obligations, (ii) be binding upon the Pledgors, the Secured Party and its successors and assigns, and (iii) inure, together with the rights and remedies of the Secured Party hereunder, to the benefit of and be binding upon, the Secured Party, and its respective successors, transferees, and assigns.  Upon the payment in full and termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Pledgors to the extent such Pledged Collateral shall not have been sold or otherwise applied pursuant to the terms hereof.  Without limiting the generality of the foregoing clause, when the Secured Party assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or other Loan Document, that other Person shall thereupon become vested with all the benefits held by the Secured Party under this Pledge Agreement.  Upon any such termination, the Secured Party will, at the Borrower’s expense, deliver all Pledged Collateral to the Borrower, execute and deliver to the Borrower such documents as the Borrower shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

(e) Waivers.  Each Pledgor hereby waives:

(i) promptness, diligence, notice of acceptance, and any other notice with respect to any of the Secured Obligations and this Pledge Agreement;

(ii) any requirement that the Secured Party protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Pledgor or any other Person or any collateral; and

(iii) any duty on the part of the Secured Party to disclose to any Pledgor any matter, fact, or thing relating to the business, operation, or condition of such Pledgor and its respective assets now known or hereafter known by such Person.

(f) Severability.  Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

(g) Choice of Law.  This Pledge Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

(h) Counterparts.  For the convenience of the parties, this Pledge Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Pledge Agreement.

(i) Reinstatement.  If, at any time after payment in full by the Pledgors of all Secured Obligations and termination of the Secured Party’s security interest, any payments on the Secured Obligations previously made by any Pledgor or any other person must be disgorged by the Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of such Pledgor or such Person, this Pledge Agreement and the Secured Party’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and such Pledgor shall sign and deliver to the Secured Party all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Secured Party’s security interest.

[Remainder of Page Intentionally Left Blank]

PLEDGORS:

By: _____________________

Name: ___________________

Title: ____________________

SECURED PARTY:

By: _____________________

Name: ___________________

Title: ____________________

EXHIBIT E

FORM OF SECURITY AGREEMENT

This Security Agreement dated as of ________ __, 2009 (“Security Agreement”), is by and among Bronco Drilling Company, Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower identified on the signature pages hereto and such other Persons as may become Subsidiaries of Borrower and party hereunder after the date hereof (each Subsidiary, together with the Borrower, a “Grantor” and collectively, the “Grantors”), and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Secured Party (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, the Grantors and the Secured Party have executed and delivered that certain Credit Agreement dated as of the date hereof (the “Credit Agreement”) among the Grantors, and the Secured Party;

WHEREAS, each Domestic Subsidiary of the Borrower has guaranteed the Obligations of the Borrower and each other Domestic Subsidiary under the Credit Agreement pursuant to Article VIII thereof; and

WHEREAS, the Secured Party has conditioned its obligations under the Credit Agreement upon the execution and delivery by each Grantor of this Security Agreement, and the Grantors have agreed to enter into this Security Agreement;

NOW, THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees with the Secured Party for its benefit as follows:

Section 1. Defined Terms. All capitalized terms used herein but not otherwise defined herein that are defined in the Credit Agreement shall have the meaning assigned to such terms in the Credit Agreement. As used herein, the following terms shall have the following meanings:

“Account Debtor” shall mean any “account debtor,” as such term is defined in Section 9-102(a)(3) of the UCC.

“Accounts” shall mean each “account,” as such term is defined in Section 9-102(a)(2) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights; all accounts receivable (including credit card receivables), book debts, and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Grantor (including, without limitation, under any trade names, styles or divisions thereof) whether or not arising out of goods sold or leased or services rendered by any Grantor; all of each Grantor’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services; all of each Grantor’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); all moneys due or to become due to any Grantor under all contracts for the sale of goods or the performance of services or both by any Grantor (whether or not yet earned by performance on the part of any Grantor or in connection with any other transaction), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts; and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Chattel Paper” shall mean any “chattel paper,” as such term is defined in Section 9-102(a)(11) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.

“Commercial Tort Claim” shall mean any “commercial tort claim,” as such term is defined in Section 9-102(a)(13) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Contracts” shall mean all contracts, undertakings, or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Grantor may now or hereafter have any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

“Deposit Accounts” shall mean any “deposit account,” as such term is defined in Section 9-102(a)(29) of the UCC, now owned or hereafter acquired by any Grantor or in which Grantor now has or hereafter acquires any rights and wherever located.

“Documents” shall mean any “document,” as such term is defined in Section 9-102(a)(30) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Electronic Chattel Paper” shall mean any “electronic chattel paper,” as such term is defined in Section 9-102(a)(31) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Equipment” shall mean any “equipment,” as such term is defined in Section 9-102(a)(33) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and, in any event, shall include, without limitation, all machinery, equipment, molds, furnishings, fixtures, motor vehicles and computers and other electronic data-processing and other office equipment now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“General Intangibles” shall mean any “general intangibles,” as such term is defined in Section 9-102(a)(42) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights, and, in any event, shall include, without limitation, all right, title and interest which any Grantor may now or hereafter have in or under any Contract, causes of action, Payment Intangibles, franchises, tax refunds, tax refund claims, Internet domain names, customer lists, Trademarks, Patents, rights in intellectual property, Licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions and discoveries (whether patented or patentable or not) and technical information, procedures, designs, knowledge, know-how, software, data bases, business records data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all claims under any guaranty, security interests or other security held by or granted to any Grantor to secure payment of the Accounts by an Account Debtor obligated thereon, all rights of indemnification and all other intangible property of any kind and nature.

“Goods” shall mean any “goods,” as such term is defined in Section 9-102(a)(44) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Instruments” shall mean any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Inventory” shall mean any “inventory,” as such term is defined in Section 9.102(a)(48) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, and, in any event, shall include, without limitation, all inventory, merchandise, goods and other personal property, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located, which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in any Grantor’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods.

“Investment Property” shall mean any “investment property,” as such term is defined in Section 9-102(a)(49) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“Letter-of-Credit Rights” shall mean any “letter-of-credit rights,” as such term is defined in Section 9-102(a)(51) of the UCC, now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights and wherever located.

“License” shall mean any Patent License, Trademark License or other license as to which the Secured Party has been granted a security interest hereunder.

“Payment Intangible” shall mean any “Payment intangible”, as such term is defined in Section 9-102(a)(61).

“Patent License” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: to the extent assignable by any Grantor, any written agreement granting any right to make, use, sell and/or practice any invention or discovery that is the subject matter of a Patent.

“Patent” or “Patents” shall mean one or all of the following now or hereafter owned by any Grantor or in which any Grantor now has or hereafter acquires any rights: (i) all letters patent of the United States or any other country and all applications for letters patent of the United States or any other country, (ii) all reissues, continuations, continuations-in-part, divisions, reexaminations or extensions of any of the foregoing, and (iii) all inventions disclosed in and claimed in the Patents and any and all trade secrets and know-how related thereto.

“Proceeds” shall mean “proceeds”, as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iii) any claim of any Grantor against third parties (A) for past, present or future infringement of any Patent or Patent License or (B) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, and (v) the following types of property acquired with cash proceeds: Accounts, Chattel Paper, Contracts, Deposit Accounts, Documents, General Intangibles, Equipment and Inventory.

“Secured Obligations” shall mean all Obligations. Without limiting the generality of the foregoing, the Secured Obligations include all amounts that constitute part of the Obligations and would be owed by any Grantor to Secured Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving a Grantor.

“Security Agreement” shall mean this Security Agreement, as the same may from time to time be amended, restated, modified or supplemented.

“Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Section 9-102(77) of the UCC.

“Supplemental Documentation” shall have the meaning assigned to it in Section 5(a) of this Security Agreement.

“Trademark License” shall mean all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: any written agreement granting any right to use any Trademark or Trademark registration.

“Trademark” or “Trademarks” shall mean one or all of the following now owned or hereafter acquired by any Grantor or in which any Grantor now has or hereafter acquires any rights: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of any State of the United States or any other country or any political subdivision thereof, (ii) all extensions or renewals thereof and (iii) the goodwill symbolized by any of the foregoing.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

Section 2. Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations, each Grantor hereby grants to the Secured Party, a continuing security interest in all of such Grantor’s rights, title and interest in, to and under the following, whether now owned or existing or hereafter arising or acquired (all of which being hereinafter collectively called the “Collateral”):

(a) all Accounts;

(b) all Deposit Accounts;

(c) all Chattel Paper;

(d) all Commercial Tort Claims, including those listed on Schedule 2(d);

(e) all Contracts;

(f) all Documents;

(g) all Equipment;

(h) all Goods;

(i) all General Intangibles;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property;

(m) all Letter-of-Credit Rights;

(n) all money;

(o) oil, gas, or other minerals before extraction (if any);

(p) all Supporting Obligations;

(q) all other goods and personal property of such Grantor, whether tangible or intangible, now owned or hereafter acquired by such Grantor or in which such Grantor now has or hereafter acquires any rights and wherever located; and

(r) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all books and records relating to each of the foregoing.

Notwithstanding anything to the contrary in this Security Agreement, “Collateral” shall exclude (x) any Equity Interests issued by Challenger, unless Challenger shall become a Wholly-Owned Subsidiary of the Borrower and (y) any property to the extent that such grant of a security interest constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

Section 3. Right of the Secured Party; Limitations on the Secured Party’s Obligations; License.

(a) Grantors Remain Liable. It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, the Secured Party shall not have any obligations or liabilities under any Contract or License by reason of or arising out of this Security Agreement or the granting to the Secured Party of a security interest therein or the receipt by the Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Direct Collection. The Secured Party may also at any time after the occurrence of, and during the continuance of, any Event of Default, open such Grantor’s mail and collect any and all amounts due from Account Debtors to such Grantor, and, if such Grantor shall fail to act in accordance with the following sentence, notify Account Debtors of such Grantor, parties to the Contracts with such Grantor, obligors of Instruments of such Grantor and obligors in respect of Chattel Paper of such Grantor that the Accounts and the right, title and interest of such Grantor in and under such Contracts, such Instruments and such Chattel Paper have been assigned to the Secured Party and that payments shall be made directly to the Secured Party or to a lockbox designated by the Secured Party. Upon the request of the Secured Party made at any time after the occurrence of, and during the continuance of, an Event of Default, each Grantor will so notify such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper. The Secured Party also may at any time, with the consent of the applicable Grantor (unless an Event of Default has occurred, and is continuing, in which case no consent is necessary), in its own name or in the name of such Grantor, communicate with such Account Debtors, parties to such Contracts, obligors of such Instruments and obligors in respect of such Chattel Paper to verify with such Persons to the Secured Party’s sole satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

Section 4. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Secured Party that:

(a) Sole Owner. Except for the security interest granted to the Secured Party pursuant to this Security Agreement, such Grantor is the sole legal and beneficial owner or lessee or authorized licensee of each item of the Collateral in which it purports to grant a security interest hereunder, having good and sufficient title thereto, or a valid interest as a lessee or licensee thereunder, free and clear of any and all Liens (except Permitted Liens). No amounts payable under or in connection with any of its Accounts or Contracts are evidenced by Instruments which have not been delivered to the Secured Party.

(b) No Other Security Agreement. After giving effect to the termination of the Existing Credit Facilities on the Closing Date, no effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed by a Grantor in favor of the Secured Party pursuant to this Security Agreement and except such as may have been filed to evidence Permitted Liens.

(c) Financing Statements. Upon the filing of appropriate financing statements in the jurisdictions listed in Schedule I hereto, this Security Agreement is effective to create a valid and continuing lien on and perfected security interest in the Collateral with respect to which a security interest may be perfected by filing pursuant to the UCC in favor of the Secured Party.

(d) Locations. The Secured Party is authorized to file UCC-1 Financing Statements and all other necessary documentation to perfect the security interests hereunder on behalf of each Grantor and for the benefit of the Secured Party. Each Grantor agrees that such financing statements may describe the Collateral in the same manner as described in this Security Agreement or as “all assets” or “all personal property” of such Grantor or contain such other descriptions of the Collateral as the Secured Party, in its sole judgment, deems necessary or advisable. Such Grantor hereby ratifies each such financing statement and any and all financing statements filed prior to the date hereof by the Secured Party. Each Grantor’s jurisdiction of organization is set forth on Schedule II hereto, and each Grantor will not change such jurisdiction of organization unless it has taken such action (if any) as is necessary to cause the security interest of the Secured Party in the Collateral to continue to be perfected and has given thirty (30) days’ prior written notice thereof to the Secured Party. Any new jurisdiction of organization shall be within the United States of America.

(e) Patents. The Patents (if any) and, to the best of such Grantor’s knowledge, any patents in which such Grantor has been granted rights pursuant to the Patent Licenses are subsisting and have not been adjudged invalid or unenforceable; each of the Patents and, to the best of such Grantor’s knowledge, any patent in which such Grantor has been granted rights pursuant to Patent Licenses are valid and enforceable; no claim has been made that the use of any of the Patents or any patent in which such Grantor has been granted rights pursuant to the Patent Licenses does or may violate the rights of any third person; and such Grantor shall take all reasonable actions necessary to insure that the Patents and any patents in which such Grantor has been granted rights pursuant to the Patent Licenses remain valid and enforceable.

(f) Trademarks. The Trademarks (if any) and, to the best of such Grantor’s knowledge, any trademarks in which such Grantor has been granted rights pursuant to Trademark Licenses are subsisting and have not been adjudged invalid or unenforceable; each of the Trademarks and, to the best of such Grantor’s knowledge, any trademark in which such Grantor has been granted rights pursuant to Trademark Licenses is valid and enforceable; no claim has been made that the use of any of the Trademarks or any trademark in which such Grantor has been granted rights pursuant to the Trademark Licenses does or may violate the rights of any third person; upon registration of its Trademarks, such Grantor will use for the duration of this Security Agreement, proper statutory notice in connection with its use of the Trademarks; and such Grantor will use, for the duration of this Security Agreement, consistent standards of quality in its manufacture of products sold under the Trademarks and any trademarks in which such Grantor has been granted rights pursuant to the Trademark Licenses.

(g) Copyrights. Such Grantor has no copyrights or copyright licenses.

Section 5. Covenants. Each Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations are fully satisfied and the Commitments have terminated or expired:

(a) Further Documentation; Pledge of Instruments. At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver any and all such further instruments, documents and agreements and take such further action as the Secured Party may reasonably deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation using its reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to the Secured Party of any License or Contract held by such Grantor or in which such Grantor has any rights not heretofore assigned, the filing of any financing or continuation statements under the UCC with respect to the liens and security interests granted hereby, to the extent required under the Loan Documents, transferring Collateral to the Secured Party’s possession (if a security interest in such Collateral can be perfected only by possession), using commercially reasonable efforts to obtain waivers of liens from landlords and mortgagees with respect to any Collateral maintained with a party other than a Grantor or the Secured Party, and causing the Secured Party’s name to be noted as Secured Party on the certificate of title for a titled good if such notation is a condition of attachment, perfection or priority of, or ability of the Secured Party to enforce, the Secured Party’s security interest in the Collateral. Such Grantor hereby irrevocably makes, constitutes and appoints the Secured Party (and all Persons designated by the Secured Party for that purpose) as such Grantor’s true and lawful attorney, effective upon the failure or refusal of such Grantor, upon the Secured Party’s request, to execute and/or deliver to the Secured Party any financing statement, continuation statement, instrument, document, or agreement which the Secured Party may reasonably deem necessary to obtain the full benefits of this Security Agreement and of the rights and powers granted hereunder (herein, “Supplemental Documentation”), to sign such Grantor’s name on any such Supplemental Documentation and to deliver any such Supplemental Documentation to such Person as the Secured Party, in its sole discretion, shall elect. Such Grantor also hereby authorizes the Secured Party to file any financing or continuation statement relating to the Collateral without the signature of such Grantor to the extent permitted by applicable law. Such Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement and may be filed by the Secured Party in any filing office. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Document in an amount in excess of $1,000,000 individually or in the aggregate, such Instrument or Document shall be immediately delivered to the Secured Party hereunder, and, if requested by the Secured Party, shall be duly endorsed in a manner satisfactory to the Secured Party and delivered to the Secured Party.

(b) Limitation on Liens on Collateral. Such Grantor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of the Secured Party in and to Grantor’s rights under the Collateral against the claims and demands of all Persons whomsoever.

(c) [Reserved].

(d) Limitations on Disposition. Such Grantor will not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as may be expressly permitted to Grantor under the Credit Agreement.

(e) Right of Inspection. The Secured Party shall at all times have the rights of inspection set forth in the Credit Agreement.

Section 6. Covenants Regarding Specific Collateral. Each Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been fully satisfied and the Revolving Commitments have terminated or expired:

(a) Covenants Relating to Accounts, Etc.

(i) Such Grantor will perform and comply with all material obligations in respect of Accounts, Chattel Paper, Contracts and Licenses and all other material agreements to which it is a party or by which it is bound to the extent such performance and compliance is commercially reasonable.

(ii) Such Grantor will not, without the Secured Party’s prior written consent, after the occurrence of, and during the continuance of, any Event of Default, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than trade discounts granted, or for returns in the ordinary course of business of such Grantor.

(b) Covenants Relating to Inventory. The Secured Party may rely, in determining the collateral value to the Secured Party of the Inventory from time to time, on all statements or representations made by such Grantor on or with respect to Inventory in any certificate, schedule or report and, unless otherwise indicated in writing by such Grantor, may assume that: (i) all Inventory is either (A) located at places of business or Collateral locations listed on Schedule III attached hereto, (B) Inventory in transit from one such place of business or Collateral location to another, or (C) Inventory associated with a Rig; (ii) no Inventory is subject to any lien or security interest whatsoever, except for those granted to the Secured Party hereunder and Permitted Liens; (iii) except as specified on Schedule III hereto, no Inventory with a book value in excess of $5,000,000 is now, and shall not at any time or times hereafter be, kept, stored or maintained with a bailee, warehouseman or similar party; and (iv) except as specified on Schedule III hereto, none of such Inventory has been consigned, or, without the Secured Party’s prior written consent, will be consigned to any Person, except in conformity with subsection (c) below. Should any of the information provided on Schedule III originally attached hereto become outdated or incorrect in any material respect, the applicable Grantor from time to time shall deliver to the Secured Party such revisions or updates to Schedule III whereupon Schedule III shall be deemed to be amended by such revisions or updates, as may be necessary or appropriate to update or correct Schedule III, provided that, notwithstanding the foregoing, no such revisions or updates shall be deemed to have amended, modified, or superseded Schedule III as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of Schedule III, unless and until the Secured Party shall have accepted in writing such revisions or updates to Schedule III.

(c) Consignments of Inventory. If and to the extent that such Grantor consigns any Inventory hereafter, unless the Secured Party agrees otherwise, such Grantor shall comply in all material respects with Article 2 and Article 9 of the UCC in regard thereto (including the correlative filing provisions of Section 9-505), and shall, subject to holders of any Permitted Liens, assign all such financing statements to the Secured Party.

(d) Deposit Accounts. For each Deposit Account that any Grantor at any time opens or maintains, such Grantor shall, comply with the provisions of Section 5.13(b) of the Credit Agreement.

(e) Covenants Regarding Patent and Trademark Collateral.

(i) Such Grantor shall notify the Secured Party promptly if it knows or has reason to know that any Patent or any registration relating to any Trademark, in each case which is material to the conduct of such Grantor’s business, may become abandoned, cancelled or declared invalid, or if any such Trademark or the invention disclosed in any such Patent is dedicated to the public domain, or of any adverse determination or development in any proceeding in the United States Patent and Trademark Office, in analogous offices or agencies in other countries or in any court regarding Grantor’s ownership of any Patent or Trademark which is material to the conduct of such Grantor’s business, its right to register the same, or to keep and maintain the same.

(ii) If such Grantor, either itself or through any agent, employee, licensee or designee, applies for a Patent or files an application for the registration of any Trademark with the United States Patent and Trademark Office or any analogous office or agency in any other country or any political subdivision thereof or otherwise obtains rights in any Patent or Trademark, that is material to its business such Grantor will promptly inform the Secured Party, and, upon request of the Secured Party, execute and deliver any and all agreements, instruments, documents, and papers as the Secured Party may reasonably request to evidence the Secured Party’s security interest in such Patent or Trademark and the General Intangibles, including, without limitation, in the case of Trademarks, the goodwill of such Grantor, relating thereto or represented thereby; provided that such Grantor shall have no such duty where such Grantor’s Patent or Trademark rights in its application would be jeopardized by such action, including, but not limited to, the assignment of an “intent-to-use” Trademark application filed under 15 U.S.C. § 1051(b).

(iii) Such Grantor, consistent with the reasonable conduct and protection of its Business, will take all reasonable actions to prosecute vigorously each application and to attempt to obtain the broadest Patent or registration of a Trademark therefrom and to maintain each Patent and Trademark registration which is material to the conduct of such Grantor’s business, including, without limitation, with respect to Patents, payments of required maintenance fees, and, with respect to Trademarks, filing of applications for renewal, affidavits of use and affidavits of incontestability. In the event that such Grantor fails to take any of such actions, the Secured Party may do so in such Grantor’s name or in the Secured Party’s name and all reasonable expenses incurred by the Secured Party in connection therewith shall be paid by such Grantor in accordance with Section 9 hereof.

(iv) Such Grantor shall use its reasonable efforts to detect infringers of the Patents and Trademarks which are material to the conduct of such Grantor’s business. In the event that any of the Patents or Trademarks is infringed, misappropriated or diluted by a third party, Grantor shall notify the Secured Party promptly after it learns thereof and shall, if such Patents or Trademarks are material to the conduct of such Grantor’s business, promptly take appropriate action to protect such Patents or Trademarks. In the event that such Grantor fails to take any such actions the Secured Party may do so in such Grantor’s name or the Secured Party’s name and all reasonable expenses incurred by the Secured Party in connection therewith shall be paid by Grantor in accordance with Section 9 hereof.

(f) Electronic Chattel Paper. To the extent that such Grantor obtains or maintains any Electronic Chattel Paper with a principal balance in excess of $1,000,000, Grantor shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies the Secured Party as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Secured Party or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of the Secured Party, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(g) Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim, then such Grantor shall within thirty (30) days of obtaining such interest sign and deliver documentation acceptable to the Secured Party granting a security interest to the Secured Party in and to such Commercial Tort Claim under the terms and provisions of this Security Agreement.

(h) Letter of Credit Rights. Such Grantor will maintain all Letter-of-Credit Rights assigned by it to the Secured Party with respect to letters of credit with a maximum face amount in excess of $250,000 so that the Secured Party has control over such Letter-of-Credit Rights is the manner specified in Section 9-107 of the UCC.

(i) Investment Property. Such Grantor will cause the Secured Party to have control over all of its Investment Property valued in excess of $1,000,000 in the manner specified in Section 9-106 of the UCC.

Section 7. Reporting and Record Keeping. Each Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been fully satisfied and the Commitments shall have been terminated or expired:

(a) Maintenance of Records Generally. Such Grantor will keep and maintain at its own cost and expense satisfactory and correct records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. Such Grantor will mark its books and records pertaining to the Collateral to evidence this Security Agreement and the security interests granted hereby. All Chattel Paper with a principal balance in excess of $1,000,000 will be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as the Secured Party.” For the Secured Party’s further security, such Grantor agrees that the Secured Party shall have a special property interest in all of such Grantor’s books and records pertaining to the Collateral and, upon the continuation of any Event of Default, such Grantor shall deliver and turn over copies of any such books and records to the Secured Party or to its representatives at any time on demand of the Secured Party.

(b) Special Provisions Regarding Maintenance of Records.

(i) Such Grantor shall deliver to the Secured Party such reports and schedules with respect to the Accounts as shall be required by the Credit Agreement, and upon the request of the Secured Party, invoice registers and copies (or originals to the extent necessary or advisable for the Secured Party to collect on Accounts after the occurrence and during the continuation of an Event of Default), of all invoices, shipping receipts, orders and other documents relating to the creation of the Accounts listed on such certificates, reports and schedules. Such Grantor shall keep correct and accurate records of its Accounts.

(ii) Such Grantor shall keep correct and accurate records, itemizing and describing the kind, type, location and quantity of Inventory, and the withdrawals therefrom and additions thereto, and shall provide to the Secured Party such reports and schedules with respect to the Inventory as shall be required by the Credit Agreement (but, unless an Event of Default then exists, such reports may be requested not more frequently than annually).

(iii) Such Grantor shall maintain accurate, itemized records itemizing and describing the kind, type, quantity and value of its Equipment and shall furnish the Secured Party with a current schedule containing the foregoing information if requested by the Secured Party (but, unless an Event of Default then exists, such reports may be requested not more frequently than annually).

(c) [Reserved].

(d) Notices. In addition to the notices required by Section 7(b) hereof, such Grantor will advise the Secured Party promptly, in reasonable detail, (i) of any lien, security interest, encumbrance or claim (other than Permitted Liens) made or asserted against any of the Collateral and (ii) of the occurrence of any other event which has a Material Adverse Effect with respect to the Collateral.

Section 8. The Secured Party’s Appointment as Attorney-in-Fact. (a) Each Grantor hereby irrevocably constitutes and appoints the Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, at any time an Event of Default has occurred and is continuing, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives the Secured Party the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do the following:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Grantor or its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Secured Party for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) to pay or discharge taxes, liens, security interests or other Liens levied or placed on or threatened against the Collateral (other than Permitted Liens), to effect any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Secured Party or as the Secured Party shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other Documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Secured Party may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any patent or trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the Secured Party shall in its sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Secured Party were the absolute owner thereof for all purposes, and to do, at the Secured Party’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Party’s Lien therein, in order to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

(b) The Secured Party agrees that, except upon the occurrence and during the continuation of an Event of Default, it will not exercise the power of attorney or any rights granted to the Secured Party pursuant to this Section 8 except for the rights granted under clause (ii) of paragraph (a) above. Each Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 8 is a power coupled with an interest and shall be irrevocable until the Secured Obligations are indefeasibly paid in full.

(c) The powers conferred on the Secured Party hereunder are solely to protect the Secured Party’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its affiliates, officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.

(d) Each Grantor also authorizes the Secured Party, at any time and from time to time upon the occurrence and during the continuation of any Event of Default, (i) to communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts hereunder and other matters relating thereto and (ii) to execute, in connection with the sale provided for in Section 10 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

Section 9. Performance by the Secured Party of Grantor’s Obligations. If any Grantor fails to perform or comply with any of its agreements contained herein and the Secured Party, as provided for by the terms of this Security Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Secured Party incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of Base Rate Advances, shall be payable by each Grantor to the Secured Party on demand and shall constitute Secured Obligations secured hereby.

Section 10. Remedies and Rights Upon Default. (a) If an Event of Default shall occur and be continuing, the Secured Party may exercise in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Secured Party’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Each Grantor further agrees, at the Secured Party’s request, to assemble the Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at such Grantor’s premises or elsewhere. The Secured Party shall have no obligation to clean-up or prepare the Collateral for sale. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as provided in Section 7.06 of the Credit Agreement. Each Grantor shall remain liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Secured Party of any other amount required by any provision of law, including Sections 9-610 and 9-615 of the UCC, need the Secured Party account for the surplus, if any, to any Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against the Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Secured Party. Each Grantor agrees that the Secured Party need not give more than ten (10) days’ notice (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to each Grantor at its address for notices referred to in Section 14 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Secured Party to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

(b) Each Grantor also agrees to pay all reasonable and out-of-pocket costs of the Secured Party, including, without limitation, attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(c) Each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral, except for any notices which are expressly required to be given under the Credit Agreement or hereunder.

(d) The Secured Party may sell the Collateral without giving any warranties as to the Collateral. The Secured Party may disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e) The Secured Party and its agents may enter upon and occupy any real property owned or leased by any Grantor in order to exercise any of the Secured Party’s rights and remedies under this Agreement, without any obligation to such Grantor in respect of such entry or occupation.

(f) The Secured Party may comply with any applicable Requirement of Law in connection with a disposition of the Collateral or any part thereof and such compliance will not be considered adversely to affect any sale of the Collateral or any part thereof.

(g) The Secured Party shall have no duty to marshal any of the Collateral.

(h) If the Secured Party sells any of the Collateral on credit, the Grantor will be credited only with cash payments actually made by the purchaser and received by the Secured Party and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Secured Party may resell the Collateral and the Grantor shall be credited with the proceeds of sale.

(i) Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay in full the Secured Obligations.

Section 11. Grant of License to Use Patent and Trademark Collateral. For the purpose of enabling the Secured Party to exercise rights and remedies under Section 10 hereof at such time as the Secured Party, without regard to this Section 11, shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Secured Party an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Patent or Trademark, now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof.

Section 12. Limitation on the Secured Party’s Duty in Respect of Collateral. The Secured Party shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. The Secured Party shall account to each Grantor for any moneys received by it in respect of any foreclosure on or disposition of the Collateral.

Section 13. Term of Agreement; Reinstatement. This Agreement and the security interests granted hereunder shall remain in full force and effect until the Secured Obligations have been paid in full and the Commitments have terminated or expired (except for any Obligations designated under the Credit Agreement as surviving the payment of all other Obligations or any termination of the Credit Agreement). Further, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 14. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any other communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in the manner and to the addresses set forth in Section 9.02 of the Credit Agreement.

Section 15. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16. No Waiver; Cumulative Remedies. The Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Secured Party, and then only to the extent therein set forth. A waiver by the Secured Party of any right or remedy hereunder on any one occasion shall not, unless and except to the extent (if any) otherwise expressly provided therein, be construed as a bar to any right or remedy which the Secured Party would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Secured Party and, where applicable, by each Grantor. Notwithstanding the foregoing, additional Persons may become Grantors under this Security Agreement without consent of any other Grantor through execution and delivery to the Secured Party of an Assumption to the Security Agreement in the form of Annex 1 hereto or any other form of supplement acceptable to the Secured Party. Nothing in this Section 16 shall be construed to permit any Grantor to form a Subsidiary unless expressly permitted to do so under the Credit Agreement.

Section 17. Successor and Assigns; Governing Law.

(a) This Security Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of each Grantor, and shall, together with the rights and remedies of the Secured Party hereunder, inure to the benefit of the Secured Party, and its successors and assigns; provided, however, that none of the Grantors may assign or delegate any of their rights or obligations under this Security Agreement without the prior written consent of the Secured Party. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the security interest granted to the Secured Party hereunder.

(b) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE SET FORTH IN THE DEFINITION OF “UCC” CONTAINED HEREIN.

Section 18. Use and Protection of Patent and Trademark Collateral. Notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, the Secured Party shall from time to time execute and deliver, upon the written request of any Grantor, any and all instruments, certificates or other documents, in the form so requested, necessary or appropriate in the judgment of Grantor to permit Grantor to continue to exploit, license, use, enjoy and protect the Patents and Trademarks.

Section 19. Further Indemnification. EACH GRANTOR AGREES TO PAY, AND TO SAVE THE SECURED PARTY HARMLESS FROM, ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, ANY AND ALL EXCISE, SALES OR OTHER SIMILAR TAXES WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE WITH RESPECT TO ANY OF THE COLLATERAL OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY AGREEMENT.

Section 20. Subagents. Anything contained herein to the contrary notwithstanding, the Secured Party may from time to time, when the Secured Party deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Secured Party hereunder with respect to all or any part of the Collateral. In the event that the Secured Party so appoints any Subagent with respect to any Collateral, (a) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Secured Party, as security for the Secured Obligations, (b) such Subagent shall automatically be vested, in addition to the Secured Party, with all rights, powers, privileges, interests and remedies of the Secured Party hereunder with respect to such Collateral, and (c) the term “Secured Party” when used herein in relation to any rights, powers, privileges, interests and remedies of the Secured Party with respect to such Collateral, shall include the Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Secured Party.

Section 21. [Reserved].

Section 22. Integration. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT OF THE GRANTORS AND THE SECURED PARTY WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE SECURED PARTY RELATIVE TO THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[remainder of page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, each Grantor has caused this Security Agreement to be executed and delivered by its duly authorized officers on the date first set forth above.

GRANTORS:

By: _________________________

                         Name: _______________________

Title: ________________________

SECURED PARTY:

By: _________________________

                         Name: _______________________

Title: ________________________

EXHIBIT F

NOTICE OF CONTINUATION

[Date]

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

C.P. 11000 Mexico, D.F.

Carlos A. Facha Lara

Impulsora del Desarrollo y el Empleo en America Latina, S.A.B. de C.V.

Ladies and Gentlemen:

The undersigned, BRONCO DRILLING COMPANY, INC., a Delaware corporation (“Borrower”), the Guarantors party thereto and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and Issuing Bank  (the “Issuing Bank”), are parties to that certain Credit Agreement dated as of September __, 2009 (as the same may be amended or modified from time-to-time, the “Credit Agreement”, the defined terms of which are used in this Notice of Continuation unless otherwise defined in this Notice of Continuation). The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(b) of the Credit Agreement that the undersigned hereby requests an extension of the Disbursement Maturity Date of outstanding Advances, and in connection with that request sets forth below the information relating to such Advance (the “Proposed Advance”) as required by Section 2.02(b) of the Credit Agreement:

(a)           The Business Day of the Proposed Advance is _____________, _____.

(b)           The aggregate amount of the existing Advance the Disbursement Maturity Date of which is proposed to be extended is $ ___________.

(c)           The Interest Period for the Proposed Advance is ____ months.

(d)           The proposed new Disbursement Maturity Date for the Proposed Advance is  ________, which is the same date as the expiration of the Interest Period specified in clause (c) above.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

(i)           the representations and warranties contained in the Credit Agreement, and each of the other Loan Documents are true and correct in all material respects on and as of the requested funding date of this Proposed Advance, before and after giving effect to such Proposed Advance and to the application of the proceeds from such Proposed Advance, as though made on and as of such date other than any representations and warranties that expressly refer to a specific date other than the date of such Proposed Advance, in which case as of such specific date;

(ii)           no Default or Event of Default has occurred and is continuing or would result from such Proposed Advance or from the application of the proceeds therefrom;

(iii)           after giving effect to such Proposed Advance, there will be no more than five Interest Periods applicable to outstanding Eurodollar Advances;

(iv)           after giving effect to such Proposed Advance, the aggregate outstanding principal amount of the sum of (x) all Advances plus (y) the Letter of Credit Exposure will not exceed the lesser of (1) aggregate amount of the Commitments and (2) the Borrowing Base; and

(v)           no material adverse change has occurred and is continuing with respect to the Rigs detailed in the most recently delivered Appraisal Reports pursuant to Section 5.14 of the Credit Agreement or in the most recent Borrowing Base Report pursuant to Section 5.06(d).

Very truly yours,

BRONCO DRILLING COMPANY, INC.

By:______________________________

Name: ___________________________

Title: ____________________________

EXHIBIT G

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

_________________, ______

BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA

Paseo de las Palmas No. 736,

Col. Lomas de Chapultepec,

C.P. 11000 Mexico, D.F.

Carlos A. Facha Lara

Impulsora del Desarrollo y el Empleo en America Latina, S.A.B. de C.V.

Attention:	BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE,
GRUPO FINANCIERO INBURSA (the “Lender”)

Ladies and Gentlemen:

The undersigned, Bronco Drilling Company, Inc., a Delaware corporation (“Borrower”), refers to the Credit Agreement dated as of September __, 2009 (as the same may be amended or modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Request for Issuance of Letter of Credit unless otherwise defined in this Request for Issuance of Letter of Credit) among the Borrower, the subsidiaries of the Borrower party thereto as a guarantor from time to time, and the Lender and Issuing Bank, and hereby gives you (the “Issuing Bank”) irrevocable notice pursuant to Section 2.14(a) of the Credit Agreement that:

[Borrower hereby requests that the Issuing Bank issue a Letter of Credit, substantially in the form of Form 1 attached hereto, as follows:

Stated Amount:	$_____________________________
Account Party:	______________________________
Beneficiary Name:	______________________________
And Address:	______________________________
______________________________
Beneficiary Primary Contact:	______________________________
Phone Number:	______________________________
Expiry Date:	______________________________

[Borrower hereby requests that the Issuing Bank increase the Stated Amount of an existing Letter of Credit as follows:

Existing Letter of Credit No.:	______________________________
Existing Stated Amount:	$_____________________________
Account Party:	______________________________
Beneficiary Name:	______________________________
And Address:	______________________________
______________________________
Beneficiary Primary Contact:	______________________________
Phone Number:	______________________________
Expiry Date:	______________________________

New Stated Amount:	$_____________________________

[Borrower hereby requests that the Issuing Lender extend the expiry date of an existing Letter of Credit as follows:

Existing Letter of Credit No.:	______________________________
Stated Amount:	$_____________________________
Account Party:	______________________________
Beneficiary Name:	______________________________
And Address:	______________________________
______________________________
Beneficiary Primary Contact:	______________________________
Phone Number:	______________________________
Existing Expiry Date:	______________________________

New Expiry Date:	$_____________________________

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [issuance][extension][increase] of the Letter of Credit requested herein:

(i)
the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are correct in all material respects on and as of the date of [issuance][extension][increase] of the Letter of Credit requested herein, before and after giving effect to such [issuance][extension][increase] other than any such representations and warranties that, by their terms, refer to a specific date other than the date of such [issuance][extension][increase], in which case as of such specific date; as though made on the date of such [issuance][extension][increase];

(ii)	no Default or Event of Default has occurred and is continuing or would result from such [issuance] [extension] [increase];

(iii)
after giving effect to such [issuance][extension][increase], the aggregate outstanding principal amount of the sum of (x) all Advances plus (y) the Letter of Credit Exposure will not exceed the lesser of (1) aggregate amount of the Commitments and (2) the Borrowing Base; and

(iv)
no material adverse change has occurred and is continuing with respect to the Rigs detailed in the most recently delivered Appraisal Reports pursuant to Section 5.14 of the Credit Agreement or in the most recent Borrowing Base Report pursuant to Section 5.06(d).

Very truly yours,

BRONCO DRILLING COMPANY

By:______________________________

Name: ___________________________

Title: ____________________________

EXHIBIT H

BORROWING BASE REPORT

[For Month Ended ______________]

This certificate dated as of _______________, ___ is prepared pursuant to the Credit Agreement dated as of September __, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among BRONCO DRILLING COMPANY, INC., a Delaware corporation (“Borrower”), the Guarantors party thereto and BANCO INBURSA S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO INBURSA, as Lender (the “Lender”) and Issuing Bank  (the “Issuing Bank”).  Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

Borrower hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by each of the Loan Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date, and (c) that as of the date hereof, the following amounts and calculations were true and correct:

A.           Orderly Liquidation Value

1.
The sum of, for each Complete Rig listed on Schedule A attached hereto, the Orderly Liquidation Value thereof as established by the most recent Appraisal Report (including any Event of Loss or Asset Disposition that has since occurred)
$________________

B.           Borrowing Base

1.	Borrowing Base equals 50% of the aggregate Orderly Liquidation Value (A.l)	$________________

 In the event of any inconsistency between this form and the requirements of the Credit Agreement, the requirements of the Credit Agreement shall govern.

IN WITNESS WHEREOF, I have hereto signed my name to this Borrowing Base Report as of _________________, ____.

BRONCO DRILLING COMPANY, LLC

By:______________________________

Name:

Title:

Schedule A

Complete Rigs

Rig Number for each Complete Rig	The Orderly Liquidation Value thereof as established by the most recent Appraisal Report (including any Event of Loss or Asset Disposition that has since occurred)

Schedule 1.01(a)

Guarantors

1. Mid-States Oilfield Machine LLC

2. Saddleback Drilling, L.L.C.

3. Saddleback Properties, L.L.C.

4. Hays Trucking, Inc.

5. Bronco MENA Investments LLC

6. Bronco MENA Services LLC

7. Bronco MENA Management LLC

8. Bronco Exploration and Production LLC

9. Eagle Well Service, Inc.

Schedule 1.01(b)

Initial Pledged Rigs

Total # of Rigs	Rig #	Make / Model
Complete Rigs
1	2	Cardwell L350
2	5	Mid Continent U36A
3	6	Mid Continent U36A
4	7	Mid Continent U36A
5	8	National 80 UE SCR
6	9	Gardner Denver 500
7	10	Gardner Denver 800E (SCR)
8	11	Gardner Denver 800E (SCR)
9	12	Gardner Denver 1100E (SCR)
10	14	Mid Continent U-712 EA (SCR)
11	15	Mid Continent U-712 EA (SCR)
12	16	Oilwell 840E (SCR)
13	17	Skytop Brewster NE95 (SCR)
14	20	Mid Continent U914EA (SCR)
15	21	National 1320 UE (SCR)
16	22	Continental EMSCO D-3 (SCR)
17	23	Continental EMSCO D-3 (SCR)
18	25	Mid-Continent U914 EA (SCR)
19	26	IDECO 1200E (SCR)
19	27	Mid-Continent U914 EA (SCR)
20	28	IDECO 1200 E (SCR)
21	29	Mid-Continent U914 EA (SCR)
22	37	Citation A-800E (SCR)
23	41	Skytop Brewster N46
24	42	Gardner Denver 500
25	51	Skytop Brewster N42
26	52	Continental EMSCO G-500
27	54	Skytop Brewster N46
28	55	National 50A
29	56	BDW 800MI
30	57	Continental EMSCO D3
31	59	IDECO E900 (SCR)
32	62	Skytop Brewster N46
33	70	Schaffer SOS6000
34	75	IDECO 750
35	76	National 55
36	77	IDECO 711
37	78	Seaco 1200
38	94	Skytop Brewster N46
39	97	Mid-Continent U15

Inventoried Rigs
40	1	Cardwell L350
41	30	Gardner Denver 1500 (SCR)
42	31	Oilwell 660
43	32	Schaffer 6000S
44	64	National T32
45	71	National 55
46	73	Skytop Brewster N95
47	74	Mid-Continent U914
48	79	Mid-Continent U914
49	80	Skytop Brewster N95
50	81	National T32
51	33	Oilwell 500
52	34	Mac 400
53	35	Mid Continent U34B
54	36	Ideco Hydrair H35

Schedule 3.01(a)

Actions Regarding Security Interest In Mexico

The Borrower shall deliver to the Lender the following documents:

(1)  a certificate of the secretary or equivalent officer of Bronco Mexico representing the aggregate outstanding interests in Bronco Mexico and the ownership interest owned by the Borrower or its Subsidiaries; and

              (2)  a copy of the membership interest book of Bronco Mexico, certified by the secretary or equivalent officer, of Bronco Mexico showing that the interest of the Borrower and its Subsidiaries in Bronco Mexico has been pledged pursuant to the Loan Documents.

Schedule 3.01(j)

Material Adverse Change

Due to the continued deterioration in the oil and natural gas markets, the Borrower temporarily suspended operations of its well servicing unit in June of 2009.

Schedule 4.10

Subsidiaries

Subsidiary	Jurisdiction of Formation	Outstanding Equity Interests	Percentage of each class owned by Borrower and Subsidiaries
1. Mid-States Oilfield Machine LLC	Oklahoma	Membership Interests	100% owned by Borrower
2. Saddleback Drilling, L.L.C.	Oklahoma	Membership Interests	100% owned by Borrower
3. Saddleback Properties, L.L.C.	Oklahoma	Membership Interests	100% owned by Borrower
4. Hays Trucking, Inc.	Oklahoma	1,000 shares of Common Stock, $0.01 par value per share	100% owned by Borrower
5. Bronco MENA Investments LLC	Delaware	Membership Interests	100% owned by Borrower
6. Bronco MENA Services LLC	Delaware	Membership Interests	100% owned by Borrower
7. Bronco MENA Management LLC	Delaware	Membership Interests	100% owned by Borrower
8. Bronco Exploration and Production LLC	Oklahoma	Membership Interests	100% owned by Borrower
9. Eagle Well Service, Inc.	Kansas	1,000 shares of Common Stock, $0.01 par value per share	100% owned by Borrower
10. Bronco Drilling MX, S. de C.V. de R.L.	Mexico	Membership Interests	99% owned by Borrower; 1% owned by Saddleback Properties LLC.*
* At Closing, the Borrower will own a 40% equity interest in Bronco Mexico.  CARSO INFRAESTRUCTURA Y CONSTRUCCIÓN S.A.B DE C.V. will own a 60% equity interest in Bronco Mexico.

Schedule 4.13

Insurance

Policy No. TB2691440054028

Policy No. AS2691440054018

Policy No. WA769D440054038

Policy No. BE6542970

Policy No. 21UUMIT2529

SCHEDULE 4.17

Bank Account Numbers and Locations of all Bank Accounts of the Loan Parties as of the Closing Date

ACCOUNT DESC	BANK
1. Bronco Drilling Company, Inc. (Operations)	Bancfirst
2. Bronco Drilling Company, Inc. (Controlled Disbursement Account)	Bancfirst
3. Bronco Drilling Company, Inc. (Sweep Account)	Bancfirst
4. Bronco Drilling Company, Inc. (Duncan)	Bancfirst
5. Bronco Drilling Company, Inc. (Investment)	Bancfirst
6. Hays Trucking, Inc. dba Clydesdale Trucking (Operations)	Bancfirst
7. Mid-States Oilfield Machine LLC (Operations)	Bancfirst
8. Mid-States Oilfield Supply (Operations)	Bancfirst
9. Bronco MENA Services LLC	Bancfirst
10. Bronco Drilling Company, Inc. (Mexico)	Banorte
11. Bronco Drilling MX (Mexico)	Banorte
12. Bronco Drilling Company, Inc. (Mexico Operations)	Bancfirst
13. Bronco Drilling MX (Mexico Operations)	Bancfirst
14. Eagle Well Service, Inc. (d/b/a Bronco Energy Services) (Operations)	Bancfirst
15. Eagle Well Service, Inc. (d/b/a Bronco Energy Services) (Sweep)	Bancfirst

Schedule 4.24

Names and Locations

The following sets forth all legal names and all other names (including trade names, fictitious names and business names) under which the Loan Parties currently conduct business, or has at any time during the past five years conducted business:

1. Bronco Drilling Company, Inc. (formerly “Bronco Drilling Company, L.L.C.”, an Oklahoma limited liability company)

2. Elk Hill Drilling, Inc.

3. Wrangler Equipment, LLC (f/k/a “Bronco Drilling Equipment, L.L.C.”)

4. Mid-States Oilfield Machine LLC (d/b/a “Mid-States Oilfield Supply”)

5. Saddleback Drilling, L.L.C. (f/k/a “Strata Drilling, L.L.C.”) (Wrangler Equipment, LLC and Elk Hill Drilling, Inc. merged into Saddleback Drilling, L.L.C.)

6. Saddleback Properties, L.L.C. (f/k/a “Strata Property, LLC”)

7. Hays Trucking, Inc. (d/b/a Clydesdale Trucking) (f/k/a “Hays Trucking CO. L.L.C.”)

8. Eagle Well Service, Inc. (d/b/a Bronco Energy Services) (f/k/a Bruce Well Service Company)

9. Bronco MENA Investments LLC

10. Bronco MENA Management LLC

11. Bronco MENA Services LLC

12. Bronco Exploration and Production LLC

The following sets forth the state or other jurisdiction of organization or incorporation for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist:

1. Bronco Drilling Company, Inc.—Delaware Corporation—3975435.

2. Elk Hill Drilling, Inc.—Texas Corporation—161868600.

3. Wrangler Equipment, LLC—Oklahoma Limited Liability Company—3500670112.

4. Mid-States Oilfield Machine LLC—Oklahoma Limited Liability Company—3512065134.

5. Saddleback Drilling, L.L.C.—Oklahoma Limited Liability Company—3500654344.

6. Saddleback Properties, L.L.C.—Oklahoma Limited Liability Company—3512034902.

7. Hays Trucking, Inc.—Oklahoma Corporation—1912081106.

8. Bronco MENA Investments LLC—Delaware Limited Liability Company—4454988.

9. Bronco MENA Services LLC—Delaware Limited Liability Company—4467209.

10. Bronco MENA Management LLC—Delaware Limited Liability Company—4467201.

11. Bronco Exploration and Production LLC—Oklahoma Limited Liability Company—3512127496.

12. Eagle Well Service, Inc.—Kansas Corporation—0497891.

The following sets forth the location of all offices of the Loan Parties.

16217 N. May Avenue
Edmond, OK 73013

6612 SW 44th Street
Oklahoma City, OK 73179

2024 N. Hwy 81
Duncan, OK 73533

6501 S. Interpace
Oklahoma City, OK 73135

1750 S. Country Estates Rd.
Liberal, KS

2400 S. Highway 84
Snyder, TX

305 S. Stubbs Rd.
Ulysses, KS

129 State Highway 555
Raton, NM

11921 Hwy 200
Killdeer, ND 58640

606 S. “C” Street
Duncan, OK 73533

5812 Hwy 117
Shawnee, OK 74804

1180 Highway 80 East
Haughton, LA

196 Highway 22
Killdeer, ND 58640

1090 W. Energy Rd.
Woodward, OK

19 Mosher Avenue
Parachute, CO

1200 E. National Pike
Scenery Hill, PA 15360

Schedule 6.01

Existing Liens

1.
Pursuant to the Existing Credit Agreement and related agreements, the Borrower pledged and granted to the Administrative Agent, for its benefit and the benefit of the lenders party thereto, a continuing lien and security interest in all membership interests, general and limited partnership interests, shares of stock, or other equity interest, as applicable in each Domestic Subsidiary of the Borrower.  This Lien is being terminated on the date hereof and shall be deemed to be deleted from this schedule immediately after the initial Advance

2.
Pursuant to a cash collateral arrangement with BANCFIRST, an Oklahoma state banking corporation, the Borrower has granted a Lien consisting of cash collateral in the maximum amount of 100% of the undrawn amount, from time to time, of each letter of credit specified in Item 2 of Schedule 6.02, provided, that such Lien shall be permitted to remain so long as the reimbursement obligation in respect of each such letter of credit remains in effect to the extent required under the cash collateral arrangements therefor.

3.
Pursuant to the Existing Credit Agreement and related agreements, the Borrower and each Domestic Subsidiary of the Borrower granted to the Administrative Agent, for the benefit of the lenders party thereto, a continuing security interest in all of their right, title and interest in, all of their assets and all proceeds thereof, but excluding real property, equity interests of Challenger Limited, and certain other assets.  This Lien is being terminated on the date hereof and shall be deemed to be deleted from this schedule immediately after the initial Advance.

4.
In connection with the Borrower’s purchase of its corporate office, the Borrower granted a mortgage and security interest in, and assigned all of the real estate located at, Lot Two (2) in Block One (1) of Muirfield Village to Oklahoma City, Oklahoma County, Oklahoma, to Ameritas Life Insurance Corp.

5.
Pursuant to that certain Share Charge, dated on or about February 12, 2009, among Bronco MENA Investments LLC, Challenger Group Limited, MENA Oil Drilling Co Limited, Venture Capital Bank B.S.C.(c) and Natixis, Bronco MENA Investments LLC pledged to Natixis all of its shares of Challenger Limited.

Schedule 6.02

Existing Indebtedness

1.
Debt pursuant to the Existing Credit Agreement and related agreements.   This Debt is being repaid in full on the date hereof and shall be deemed to be deleted from this schedule immediately after the initial Advance.

2.
Debt consisting of reimbursement obligations in respect of the following letters of credit, provided,  that each such letter of credit listed below shall be permitted to remain outstanding only until the initial stated expiration thereof, and the Borrower shall replace all such letters of credit with Letters of Credit as soon as practicable after the initial Advance.

Issuer	Beneficiary of letter of credit
BANCFIRST	Liberty Mutual Insurance Company
BANCFIRST	Liberty Mutual Insurance Company
BANCFIRST	Zurich American Insurance
BANCFIRST	Zurich American Insurance
BANCFIRST	American Safety Casualty Insurance

3.	Debt incurred in relation to the Borrower’s purchase of its corporate office, evidenced by that certain mortgage and security interest granted by Borrower to Ameritas Life Insurance Corp.

Schedule 6.05
Investments

Existing Investments in Subsidiaries and other Investments

in existence on the Closing Date

1.	Bronco MENA Investments LLC owns a 25% equity interest in Challenger Limited, a company organized under the laws of the Isle of Man.

2.	At Closing, the Borrower will own a 40% equity interest in Bronco Mexico.

3.	The Borrower owns 10,000,000 shares of common stock of Petrohunter Energy Corporation.

 Schedule 6.08

Affiliate Transactions

none

Schedule 9.02

Applicable Lending Office

Paseo de las Palmas No. 736

Col. Lomas de Chapultepec

C.P. 11000 Mexico, D.F

Schedule 10.02

Addresses for Notice

1. Bronco Drilling Company, Inc.

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234
Internet Address: www.broncodrill.com

2. Mid-States Oilfield Machine LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

3. Saddleback Drilling, L.L.C.

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

4. Saddleback Property, LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

5. Hays Trucking, Inc.

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

6. Eagle Well Service, Inc.

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

7. Bronco MENA Investments LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

8. Bronco MENA Services LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

9. Bronco MENA Management LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

10. Bronco Exploration and Production LLC

Chief Executive Office:

16217 N. May Avenue
Edmond, OK 73013
Attn: Zachary Graves
Fax: 405.285.9234

14. Banco Inbursa S.A. , Institución de Banca Múltiple, Grupo Financiero Inbursa

Paseo de las Palmas No. 736,
Col. Lomas de Chapultepec,
C.P. 11000 Mexico, D.F.
Attn: Luis Frias
Fax: 5202-52-00
Tel. 56254900 ext. 1433